EXECUTION VERSION	Exhibit 4.34

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Dated 1 November 2014

SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

(as Customer)

and

HÖEGH LNG HOLDINGS LTD

(as Contractor)

FSRU OPERATION AND SERVICES AGREEMENT

in respect of

an LNG floating storage and regasification vessel under construction at the Builder's yard with Builder's hull No. 2551

TABLE OF CONTENTS

1.	DEFINITIONS, HEADINGS AND INTERPRETATION	4

2.	TERM	18

3.	SHIPBOARD PERSONNEL AND THEIR DUTIES	18

4.	CONTRACTOR'S AND CUSTOMER'S OBLIGATIONS	19

5.	FSRU SERVICES	25

6.	CONTRACTOR'S FAILURE TO PROVIDE SERVICES	34

7.	CHANGE IN LAW	35

8.	FEES	36

9.	PAYMENT AND INVOICING	37

10.	OFF-HIRE	41

11.	MAINTENANCE AND REPAIRS	44

12.	LAYING-UP	45

13.	SUPER-NUMERARIES	46

14.	VESSEL TEMPERATURE AND LNG RETENTION	47

15.	PILOTS AND TUGS	49

16.	FUELS	49

17.	MISCELLANEOUS	50

18.	BUSINESS PRINCIPLES	51

19.	DRUGS AND ALCOHOL	52

20.	POLLUTION AND EMERGENCY RESPONSE	52

21.	FORCE MAJEURE	54

22.	DEFAULT, REMEDIES AND RIGHTS OF TERMINATION	58

23.	REPRESENTATIONS AND WARRANTIES	62

24.	INDEMNIFICATION	63

25.	INSURANCE	66

26.	NOVATION AND ASSIGNMENT	67

27.	LIENS	69

28.	EXCLUSIONS, LIMITATION OF LIABILITY AND LIQUIDATED DAMAGES	70

29.	REMEDIES AND WAIVER	71

30.	CONSTRUCTION	72

31.	NOTICES	73

32.	GOVERNING LAW AND DISPUTE RESOLUTION	74

33.	WAIVER OF IMMUNITY	79

34.	CONFIDENTIALITY	79

35.	SANCTIONS	80

36.	LANGUAGE	82

37.	AMENDMENTS	82

38.	COUNTERPARTS	83

39.	RIGHTS OF THIRD PARTIES	83

Schedule I - Jetty and Customer's Topside Facilities		85

Schedule II - HSSE Requirements		91

Schedule III - LNG Measurements, Specifications, Tests and Analysis		96

Schedule IV - Gas Measurement and Quality		99

Schedule V - Gas Nomination and Delivery Provisions		102

Schedule VI – Fuel and Heel Requirements		106

Schedule VII - Performance Warranties		107

Schedule VIII - Novation Deed		113

Schedule IX - Template "Noon Report"		119

This FSRU Operation and Services Agreement is dated 1 November 2014 and is made between:

(1)	SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P, a company organised and existing under the laws of Colombia having its registered office at Calle 66 No. 67-123, Barranquilla, Colombia (hereinafter referred to as "Customer"), and

(2)	HÖEGH LNG HOLDINGS LTD, a company incorporated under the laws of the Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter referred to as the "Contractor").

RECITALS

WHEREAS:-

(A)	Owner is the owner of the Vessel.

(B)	Owner and Lessee have entered into the ILA of even date herewith.

(C)	Contractor and Customer wish to enter into this Agreement for the provision by Contractor of FSRU Services.

AGREEMENT

Now, therefore, in consideration of the mutual covenants and undertakings set forth herein, Customer and Contractor hereby agree as follows:

1.	Definitions, HEADINGS AND INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules, save where the context otherwise requires, the following words and expressions shall have the meanings respectively ascribed to them in this Clause:

"Additional Party" has the meaning ascribed in Clause 32.5(a)(i);

"Adverse Metocean Conditions" means metocean conditions occurring at the FSRU Site which fall outside the determined safe conditions for the Vessel to carry out the required activity, the parameters of which are to be agreed between the Parties based on the outcome of Second Order Dynamic Mooring Analyses during detailed engineering design and which will differ depending on the particular activity being undertaken;

"Adverse Weather Conditions" means weather and/or sea conditions experienced or forecast at the FSRU Site which are sufficiently severe either:

(a)	to delay or prevent a Shuttle Tanker (whether before or after reaching the FSRU Site) from proceeding to berth, unloading or departing from berth in accordance

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

with the weather standards prescribed in published rules and regulations in effect at the port or by order of the port master; or

(b)	to cause an actual determination by the master of the Shuttle Tanker that it is unsafe for the Shuttle Tanker to proceed to berth, berth, unload or depart from berth;

"Affiliate" means, with respect to any Party, a Person that controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, the term "control" means the beneficial ownership of fifty per cent (50%) or more of the voting shares of a company or other entity, as applicable, or of the equivalent rights to determine the decisions of such a company or other entity;

"Allowed Laytime" has the meaning ascribed in Clause 5.6(a);

"Annual Maintenance Allowance" has the meaning ascribed in Clause 11.1(c);

"Approved Mortgage" has the meaning ascribed in the ILA;

"Approved Mortgagee" has the meaning ascribed in the ILA;

"Arrival Window" means, with respect to a given Confirmed Cargo, the ***** hour period of time during which the Shuttle Tanker carrying such Confirmed Cargo is scheduled to give its Notice of Readiness at the FSRU Site pursuant to this Agreement;

"Banking Day" means any day on which banks are open for business in Bogotá (Colombia), Oslo (Norway), London (England) and New York (United States of America);

"Boil-Off" means the vapour which results from vaporization of LNG in the Vessel's cargo tanks;

"Boil-Off Rate" means the quantity of LNG converted to Gas due to vaporization of LNG over a given period of time;

"Cargo Capacity" means the maximum available safe LNG loading limit of the Vessel from time to time, which shall be ninety eight per cent (98%) of the Maximum Cargo Capacity less the inventory of LNG in the Vessel's cargo tanks at the relevant time;

"Cargo Interval Requirement" means the requirement that no Arrival Window should follow the immediately preceding Arrival Window by a period which is shorter than the period necessary to ensure that the second Shuttle Tanker is able to complete, within ***** hours after the start of the Arrival Window, the discharge of the quantity of LNG scheduled to be unloaded in the Confirmed Cargo, on the assumption that:

(a)	the Shuttle Tanker scheduled for the immediately preceding Arrival Window completed discharge as of the end of such previous Arrival Window; and

(b)	discharge of LNG from the second Shuttle Tanker would otherwise not exceed the Cargo Capacity;

"Change in Law" means the occurrence of any of the following after the date of execution of this Agreement:

(a)	the enactment of any new Law (but excluding any such new Law enacted but not yet put into force at the date of execution of this Agreement), or the imposition of authorizations not required as at the date of execution of this Agreement;

(b)	the modification or repeal of any existing Law;

(c)	the commencement of any Law which has not become effective on the date of execution of this Agreement; or

(d)	a change in the interpretation or application by any Governmental Authority of any Law;

"Classification" means the classification of the Vessel by the Classification Society;

"Classification Society" means an internationally recognized classification society that is a member of the International Association of Classification Societies and that has previous experience of LNG shipping;

"Common Disputes" has the meaning ascribed in Clause 32.4(a);

"Common Tribunal" has the meaning ascribed in Clause 32.4(a);

"Conditions of Use" means the conditions of use, including rules and procedures, applicable to Shuttle Tankers calling at and unloading LNG at the Vessel that relate to safety, insurance, liability, and the technical and operational requirements for such Shuttle Tankers;

"Conditions Precedent" has the meaning ascribed in the ILA;

"Confidential Information" means the terms and conditions of this Agreement and all other documents and agreements contemplated thereby, together with any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this Agreement that is disclosed directly or indirectly by or on behalf of the disclosing Party or any of its Representatives to the receiving Party or any of its Representatives, whether such information is disclosed orally or in writing;

"Confirmed Cargo" has the meaning ascribed in Clause 5.2(c);

"Consequential Loss" means any and all incidental, consequential, indirect, special, punitive or exemplary damages of whatever kind and nature arising under or in connection with this Agreement, howsoever caused (including by the default or negligence of a Party or breach of any duty owed at Law by a Party) and whether or not foreseeable at the date of this Agreement, including such damages (whether direct or indirect) relating to:

(a)	loss, termination, cancellation or non-renewal of any contract;

(b)	claims for loss of production, profit or revenue or business interruption;

(c)	loss of use of or damage to property or machinery (including pipelines, liquefaction plant, vessel or storage tanks); and

(d)	partial or total failure in performance or delayed performance under any contract (including any down-stream Gas sales agreement, LNG sale and purchase agreement, Shuttle Tanker charters and tug charters), including any non-delivery, under-delivery or off-specification delivery;

"Consolidation Order" has the meaning ascribed in Clause 32.4(b);

"Contract Year" means each calendar year (being the twelve (12) month period from 1 January to the next following 31 December); provided, however, that:

(a)	the first Contract Year shall commence on the Vessel Acceptance Date and end on the next following 31 December, and

(b)	the final Contract Year shall start from on 1 January immediately preceding the end of the Term and end on the last day of the Term;

"Contractor Indemnified Party" means Owner, Contractor and all Owner's and Contractor's Affiliates, contractors, servants and subcontractors, and any such Person's directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors;

"CTMS" means custody transfer measurement system;

"Customer's Topside Facilities" means all infrastructure necessary at the FSRU Site for the delivery of regasified LNG from the Vessel at the Point of Interconnection with the pipeline on the Jetty to the onshore Gas pipeline distribution infrastructure, all as more fully described in Schedule I;

"Customer Indemnified Party" means Lessee, Customer and all Lessee's and Customer's Affiliates, contractors, servants and subcontractors, and any such Person's directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors;

"Daily Fee" has the meaning ascribed in Clause 8.1(b);

"Damages" means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, penalties, actions, suits, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and costs and expenses);

"Debit Note" has the meaning ascribed in Clause 9.2(a);

"Debit Note Due Date" has the meaning ascribed in Clause 9.3(b);

"Default Rate" has the meaning ascribed in Clause 9.6(a);

"Delivery Date" has the meaning ascribed in the ILA;

"Delivery Due Date" has the meaning ascribed in the ILA;

"Dispute" has the meaning ascribed in Clause 32.3(a);

"Dollars" or "USD" means the lawful currency of the United States of America;

"Duly Confirmed Cargo" means a Confirmed Cargo of LNG:

(a)	which conforms to the LNG Quality Specification; and

(b)	the unloading of which from a Shuttle Tanker would not exceed the Cargo Capacity;

"Effective Date" means the date on which the Conditions Precedent are satisfied under the ILA;

"Encumbrance" has the meaning ascribed in the ILA;

"Environmental Permit" means the environmental licence for the Project issued by Autoridad Nacional de Licencias Ambientales (ANLA) of Colombia;

"EPC Contract" means the EPC contract between Lessee and the EPC Contractor dated on or about the date of this Agreement;

"EPC Contractor" means Sacyr Industrial S.L.U. and/or one or more of its affiliates as contractor under the EPC Contract;

"Estimate" has the meaning ascribed in Clause 12.3;

"ETA" has the meaning ascribed in Clause 5.3;

"Event of Force Majeure" has the meaning ascribed in Clause 21.1;

"Expert" has the meaning ascribed in Clause 32.2(a);

"Expert Criteria" means an expert who:

(a)	is independent;

(b)	has relevant LNG industry experience and relevant experience of the issue which is the subject of the Technical Dispute; and

(c)	unless otherwise agreed, is a member of at least one of the Society of Petroleum Engineers, the Chartered Institute of Arbitrators, the Academy of Experts or the London Maritime Arbitrators Association, or another internationally recognized body of experts;

"Flag State" has the meaning ascribed in the ILA;

"FSRU Operating Manual" means the operating manual detailing in a comprehensive manner the FSRU Services operations of the Vessel;

"FSRU Services" has the meaning ascribed in Clause 5.1;

"FSRU Site" means the Jetty, Cartagena, Colombia;

"Gas" means any hydrocarbon or a mixture of hydrocarbons (including regasified LNG) consisting predominantly of methane, and including other hydrocarbons and non-hydrocarbons, in a gaseous state;

"Gas Nomination and Delivery Provisions" means the provisions set forth in Schedule V;

"Governmental Authority" means:

(a)	any national, regional, municipal, local or other government authority, including any subdivision, agency, board, department, commission or authority thereof, of Colombia;

(b)	any maritime and other applicable authorities of the country of the Registry;

(c)	any maritime and other applicable authorities at the FSRU Site;

(d)	the IMO; and

(e)	any other governmental, maritime, port, terminal or other applicable authority having jurisdiction over the Vessel or as the case may require, Owner, Lessee, Contractor or Customer or any Affiliates or agents thereof;

"Gross Negligence/Wilful Misconduct" means:

(a)	any act or omission (whether sole, joint or concurrent) by the relevant Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such Party knew, or should have known, such act or failure would have on the safety or property of another Party; or

(b)	any act or omission (whether sole joint or concurrent) by the relevant Party which was a deliberate and intentional breach of such Party's obligations under this Agreement.

In the context of this definition, the act, omission or knowledge of a Party shall mean the act, omission or knowledge of one or more of the Senior Management of such Party;

"Hard Arms Optional Change" has the meaning ascribed in the ILA;

"Hire" has the meaning ascribed in the ILA;

"Höegh LNG Group" means any of:

(a)	Contractor;

(b)	Höegh LNG Holdings Ltd, a corporation organised and existing under the laws of Bermuda;

(c)	Höegh LNG Partners LP, a limited partnership organised and existing under the laws of the Marshall Islands; or

(d)	an Affiliate of one or more of the above;

"Höegh Performance Guarantee" has the meaning ascribed in the ILA;

"Höegh Performance Guarantor" has the meaning ascribed in the ILA;

"HSSE" means health, safety, security and environment;

"HSSE Management Program" means the health, safety, security and environmental management program implemented and maintained by the Contractor in relation to the Project;

"ICC" means the International Chamber of Commerce's International Centre for Expertise;

"ILA" means that certain international leasing agreement between Owner and Lessee dated as of the date hereof pursuant to which Owner lets the Vessel to Lessee;

"IMO" means the International Maritime Organization;

"International Standards" means those standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG tankers (including tankers with LNG regasification facilities on-board) and berthing and loading facilities, including, without limitation, those established by the IMO, the OCIMF, or the Society of International Gas Tanker and Terminal Operators, (SIGTTO), (or any successor body of the same) and/or any other internationally recognized agency or organization with whose standards and practices it is customary for international operators of such tankers or facilities to comply;

"Issuing Party" has the meaning ascribed in Clause 9.5;

"Jetty" means that certain jetty owned and operated by Customer located in Cartagena, Colombia, and as more fully described in Schedule I;

"Law" means any law (including any zoning law or ordinance or any environmental law), treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement, decision or agreement of, with or by any Governmental Authority;

"LCIA Rules" has the meaning ascribed in Clause 32.3(a);

"Lessee" has the meaning ascribed in the ILA;

"Lessee Performance Security" has the meaning ascribed in the ILA;

"LIBOR" means the rate per annum for three (3) months deposit in USD which appears on the Reuters screen "LIBOR01 Page" (or such other page as may replace that page for the purpose of displaying London interbank offered rates for USD deposits) at or about 11 a.m. (London time) on the relevant day;

"LNG" means Gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure;

"LNG Heel" means LNG retained in the cargo tanks of the Vessel;

"LNG Price" has the meaning ascribed in Clause 17.1;

"LNG Quality Specifications" has the meaning ascribed in Clause 5.8(a);

"LNG Transfer Rate" means the rate of transfer of LNG from the Shuttle Tanker to the Vessel;

"Loading Point" has the meaning ascribed in Clause 5.1(a);

"Marine Loading Arm" means the articulated pipe system for transfer of Gas from the Vessel to the Jetty's Gas pipeline which may be manoeuvred manually or hydraulically;

"Maximum Cargo Capacity" means the maximum cargo capacity of the Vessel, being one hundred and seventy thousand cubic metres (170,000 m3) plus or minus one thousand, one hundred cubic metres (1,100 m3);

"Maximum Daily Contract Quantity" has the meaning ascribed in Clause 5.9(d);

"Minimum Heel Inventory" means the minimum amount of LNG Heel required on board the Vessel, being one thousand five hundred cubic metres (1500 m3) per cargo tank;

"MMBtu" means one million (1,000,000) British Thermal Units ("BTU"), a single BTU being the amount of heat equal to one thousand and fifty five decimal zero six (1,055.06) joules;

"MMscf" means one million Standard Cubic Feet (1,000,000 scf);

"Monthly Cargo Confirmation" has the meaning ascribed in Clause 5.2(c);

"Monthly Fee" has the meaning ascribed in Clause 8.1(a);

"Monthly Fees Invoice" has the meaning ascribed in Clause 9.1;

"Monthly Invoice Due Date" has the meaning ascribed in Clause 9.3(a);

"MSO Compressor" means the minimum send-out compressor, as described in Annex B of Schedule 2 to the ILA;

"MSO Optional Change" has the meaning ascribed in the ILA;

"MT" means metric tonnes;

"Nominated Discharge Quantity" has the meaning ascribed in Paragraph 3.1(a) of Schedule V;

"Nominee" has the meaning ascribed in Clause 26.3;

"Non-Compliant Party" has the meaning ascribed in Clause 35.2(b);

"Notice of Readiness" has the meaning ascribed in Clause 5.4(a);

"Novation Deed" means a deed of novation substantially in the form set out in Schedule VIII;

"OCIMF" means the Oil Companies International Marine Forum or any successor body of the same;

"Off-Hire" has the meaning ascribed in Clause 10.1(a);

"Off-Specification LNG" has the meaning ascribed in Clause 5.8(c);

"Off-Specification Regasified LNG" has the meaning ascribed in Clause 5.8(g);

"Onshore Metering System" means the system designed and provided to Customer under the EPC Contract to measure Gas send-out volumes, rates and quality which includes a data feedback loop to the Vessel;

"Owner" has the meaning ascribed in the ILA;

"P&I" has the meaning ascribed in the ILA;

"Partial Daily Fee" has the meaning ascribed in Clause 8.2(a);

"Parties" means, collectively, Customer and Contractor; and a "Party" means either of them;

"Performance Warranties" means the warranties relating to the performance of the Vessel set out in Schedule VII;

"Permitted Gas Loss" means, for the purposes of Clause 5.9, Gas which is unavoidably flared or burned in the Gas combustion unit for any reason other than a reason attributable to the Vessel, including the nominated regasification rate being lower than eighty million Standard Cubic Feet per day (80 MMscf/day);

"Person" means any individual, firm, corporation, stock company, limited liability company, trust, partnership, association, joint venture, or other business;

"Point of Interconnection" means the junction point on the flange connecting the unloading manifold on the Vessel with the flange coupling of the regasified LNG loading line at Customer's Topside Facilities;

"Pollution Regulations" has the meaning ascribed in Clause 20.1;

"Port Charges" means all charges of whatsoever nature (including rates, tolls and dues of every description) in respect of the Vessel or any Shuttle Tankers entering, arriving at or leaving the FSRU Site, including charges imposed by fire boats, tugs and escort vessels, any Governmental Authority, a pilot, or any other person assisting any Shuttle Tankers or the Vessel to enter, arrive at or leave the FSRU Site;

"Preliminary Amendment to the FSRU Operating Manual" has the meaning ascribed in Clause 4.4(c);

"Project" has the meaning ascribed in the ILA;

"Prolonged Off-Hire" has the meaning ascribed in Clause 10.4;

"Proposed Expert" has the meaning ascribed in Clause 32.2(g)(iii);

"QA/QM System" has the meaning ascribed in Clause 4.2(a);

"OPTIMOOR" me has the meaning ascribed in the ILA;

"Quality Notice" has the meaning ascribed in Clause 5.3(f);

"Quarterly LNG Delivery Schedule" has the meaning ascribed in Clause 5.2(b);

"Reasonable and Prudent Operator" means a Person seeking in good faith to perform its covenants or obligations under this Agreement and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable Laws and engaged in the same type of undertaking under the same or similar circumstances;

"Regasification Equipment " means all machinery and equipment on board the Vessel relating to the capability of the Vessel to regasify LNG and discharge regasified LNG, including, but not limited to, vaporizers, pumps and metering units;

"Registry" means the maritime registry of the Flag State;

"Related Dispute" means either:

(a)	a Technical Dispute which has one or more common issues of fact or law to another contemplated, ongoing or determined Technical Dispute either under this Agreement or the ILA; or

(b)	a disputed issue of fact under a TUA and/or the EPC Contract, which is (i) of a technical nature; and (ii) also the subject of a contemplated, ongoing or determined Technical Dispute under this Agreement and/or the ILA;

"Representatives" with respect to a Party, means the officers, employees and agents of such Party;

"Restricted Party" means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to country-wide Sanctions Laws;

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or

(d)	with which the Approved Mortgagee is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

"Sanctions Authority" means the Norwegian State, the Republic of Colombia, the United Nations, the European Union, the member states of the European Union, the United States of America and any authority enacting or enforcing Sanctions Laws on behalf of any of the foregoing entities;

"Sanctions Laws" means the economic or financial sanctions laws and/or regulations trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

"Sanctions List" means any list of persons or entities published in connection with

Sanctions Laws by or on behalf of any Sanctions Authority;

"Sanctions Warranty Notice" has the meaning ascribed in Clause 35.2(b)(i);

"Scheduled Maintenance" is defined in Clause 11.1(d);

"Scheduling Representative" has the meaning ascribed in Clause 5.10;

"Second Order Dynamic Mooring Analyses" means those studies conducted to determine the safe operating envelopes of the Vessel and the Shuttle Tankers conducted in accordance with OCIMF guidelines;

"Senior Management" means:

(a)	in relation to Contractor, any corporate officer or director of Contractor or an Affiliate of Contractor; and

(b)	in relation to Customer, any corporate officer or director of Customer or an Affiliate of Customer;

"Service Excusable Event" means:

(a)	lack of or insufficient LNG inventory supplied by Customer when required hereunder (excluding any failure by Lessee to provide additional LNG required to re-perform any Start-Up and Performance Tests pursuant to clause 4.12(b) and/or 7(g) of the ILA, provided that Lessee uses reasonable endeavours to provide such LNG and that such re-performance of Start-Up and Performance Tests is not for reasons attributable to Lessee);

(b)	Off-Specification LNG supplied by or for the account of Customer hereunder;

(c)	lack of or insufficient Gas off-take capacity;

(d)	any matter or event related or attributable to the Jetty or the Customer's Topside Facilities or the pipeline or any facilities downstream of the Jetty and the Customer's Topside Facilities;

(e)	any breach of any obligations or undertakings by Lessee under the ILA necessary for Contractor to render the FSRU Services hereunder;

(f)	any breach of any obligations or undertakings by Customer under this Agreement necessary for Contractor to render the FSRU Services hereunder;

(g)	any act or omissions of Customer's Affiliates, contractors, servants and subcontractors, or of Lessee's Affiliates, contractors, servants and subcontractors, or any owner or operator of Shuttle Tankers;

(h)	if the FSRU Site or the downstream facilities are closed or any part thereof is prohibited from operating by applicable Law or the decision of any Governmental

Authority;

(i)	lay up of the Vessel at the request of Customer in accordance with Clause 12.1; or

(j)	the existence of Adverse Metocean Conditions,

in each case to the extent the same (i) prevents Contractor from performing any of its obligations under this Agreement, (ii) is not in whole or in part attributable to or has not in whole or in part been caused by Contractor, Owner or Contractor's or Owner's Affiliates, contractors, servants and subcontractors and (iii) does not qualify as an Event of Force Majeure;

"Service Failure" has the meaning ascribed in Clause 6.1;

"Service Failure Compensation" has the meaning ascribed in Clause 6.1;

"Shuttle Tanker" means an LNG carrier vessel nominated by Customer to unload LNG the Vessel which shall be in all respects compatible with the Vessel and have valid OCIMF SIRE report less than twelve (12) months old, be in compliance with applicable Laws and which is subject to the Conditions of Use and Contractor's rights of inspection and approval, such approval not to be unreasonably withheld;

"Shuttle Tanker Loading Reference Conditions" has the meaning ascribed in Schedule VII;

"Standard Conditions" means a temperature of fifteen degrees Celsius (15°C) and an absolute pressure of one hundred and one decimal three two five (101.325) kPa;

"Standard Cubic Feet" or "scf" means the quantity of gas which, when saturated with water vapor at a temperature of sixty degrees Fahrenheit (60°F) and an absolute pressure of 14.73 pounds per square inch, occupies 1 cubic foot;

"Super-numerary" means a duly qualified (such qualifications being commensurate with their tasks) representative of Customer or any of its Affiliates who may be on board the Vessel at any time in accordance with Clause 13;

"Taxes" means all forms of taxation (whether direct or indirect) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, charges, contributions and levies, in each case, in the nature of taxation including (without limitation), corporation tax, supplementary charge, revenue tax, income taxes, sale taxes, use taxes, stamp duty, transfer taxes, gross income taxes, value added taxes, social contribution taxes, employment taxes, government royalties, customs duties, excise duties and environmental taxes and levies and withholding taxes together with all penalties and interest relating thereto and any penalties and surcharges in respect of the associated reporting requirements relating to the movement of goods and provision of services, wherever or whenever imposed;

"Technical Dispute" means a dispute in relation to the parameters which constitute

Adverse Metocean Conditions or a dispute of a technical nature in relation to Clauses 4.1(l), 5.8, 5.9, 14 and 16, or any dispute of a technical nature relating to the performance or operation of the Vessel (or measurement thereof), or any other dispute of a technical nature as may be agreed between the Parties, or a "Technical Dispute" as defined in the ILA;

"Term" has the meaning ascribed in Clause 2.1;

"Terminal Users" means the Thermal Generators and any other user of the terminal and "Terminal User" shall mean any one of them;

"Thermal Generators" means Termobarranquilla S.A. ESP, Termocandelaria S.C.A ESP and Zona Franca Celsia S.A. ESP (or any successors to or assigns of such entities under a TUA), and "Thermal Generator" shall mean any one of them;

"TUA" means a terminal use agreement (Contrato de Prestación de Servicios de Regasificación) between Lessee and a Thermal Generator dated on or about the date of this Agreement or any other terminal use agreement between Lessee and any other Terminal User;

"Unscheduled Maintenance" has the meaning ascribed in Clause 11.1(d);

"Vessel" means the vessel as defined in and subject to the ILA;

"Vessel Acceptance Date" has the meaning ascribed in the ILA; and

"Vessel Specifications" has the meaning ascribed in the ILA.

1.2	Headings and Interpretation

Unless the context requires otherwise:

(a)	a Party to this Agreement or any other agreement ancillary thereto shall be deemed to include its permitted successors and assigns;

(b)	words denoting the singular shall include the plural and vice versa and any reference to the neuter gender shall include a reference to the masculine and feminine genders;

(c)	the words "written" and "in writing" include facsimile, printing, engraving, lithography, photography or other means of visible reproduction;

(d)	references to any ordinance or statute shall be deemed to be references to that ordinance or statute as from time to time amended or re-enacted and shall include subsidiary legislation made thereunder;

(e)	references to Recitals, Clauses, Paragraphs and Schedules are to be construed as references to recitals, clauses, paragraphs and schedules of this Agreement;

(f)	the Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Recitals and the Schedules;

(g)	an "order" includes any judgment, injunction, decree, determination, declaration or award of any court or arbitral or administrative tribunal;

(h)	words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such words;

(i)	a reference to a "day" shall be construed as reference to a calendar day;

(j)	a reference to the calendar shall be construed as a reference to the Gregorian calendar;

(k)	a "month" means a period commencing on a day in a calendar month and ending on the day before the corresponding day in the next calendar month or, if there is none, ending on the last day of the next calendar month;

(l)	the expression "this Agreement" shall mean this Agreement as amended, supplemented or modified from time to time with the agreement of Contractor and Customer at any relevant time and any reference to any other document or agreement is a reference to that other document or agreement as amended, supplemented or novated from time to time; and

(m)	the headings of the Clauses in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

2.	Term

2.1	Commencement and Duration of Term

Subject to Clause 2.2, the term of this Agreement shall commence upon the Effective Date and shall continue for so long as the ILA remains in full force and effect ("Term"). Without limiting the generality of the foregoing, it is understood that any extension of the ILA pursuant to the terms thereof shall automatically serve as an extension of this Agreement.

2.2	Clauses Effective on Execution

The rights and obligations of the Parties under Clauses 2, 17.2, 18.1, 18.2, 23, 26, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39 of this Agreement shall be effective on and from the date of execution of this Agreement.

3.	Shipboard Personnel and their Duties

(a)	On and from the Delivery Date until the end of the Term, Contractor shall provide shipboard personnel on the following terms:

(i)	the Vessel shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number and nationality required by the laws of the Registry and under Colombian Law and who shall be trained to operate the Vessel and her equipment competently and safely;

(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the laws of the Registry and any requirements of Colombian Laws necessary for the Vessel to trade therein;

(iii)	all shipboard personnel shall be trained and certified to a standard customary for a Reasonable and Prudent Operator and in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof; and

(iv)	there shall be on board sufficient personnel with a good working knowledge of the written and spoken Spanish and English language.

(b)	Contractor shall, at all times during the Term, comply with all Laws and requirements of any Governmental Authority in respect of the provision of shipboard personnel, including all Colombian labour Laws, under this Agreement.

(c)	Contractor must submit to Customer upon request by Customer, and/or any Governmental Authorities, such documentation as may be required to satisfy such Governmental Authority as to Contractor's compliance with Colombian labour Laws. Such obligation shall apply in respect of all employees and workers, whether Colombian or foreign, who have an employment relationship with Contractor which is subject to Colombian Laws.

(d)	If Customer complains of the conduct of any of Contractor's employees or workers, Contractor shall immediately investigate the complaint. If the complaint proves to be well founded, Contractor shall, without delay, make a change in the appointments and Contractor shall in any event communicate the result of their investigations to Customer as soon as possible.

(e)	It is understood by the Parties that the Master is responsible for the safety of the Vessel and the crew. Without limiting Contractor’s obligations hereunder and without prejudice to Clauses 6, 8.2 and 10, it is agreed that the Master shall have the final decision as to whether the Vessel may safely undertake any aspect of the FSRU Services at any given time.

4.	Contractor's and Customer's Obligations

4.1	Contractor's Obligations

Subject to the provisions of this Agreement, Contractor undertakes at its own risk and expense, as from the Delivery Date until the end of the Term:

(a)	to provide all provisions, wages (including but not limited to all overtime payments), shipping and discharging fees and all other expenses of the master, officers and crew of the Vessel;

(b)	to provide all insurance on the Vessel as determined in accordance with Clause 25.1(a) (except to the extent provided by Owner under the ILA);

(c)	to provide all deck, cabin and engine-room stores, water, drinking water, spare parts, propane and lubricating oil;

(d)	to provide all overhaul, maintenance and repairs to the Vessel;

(e)	to provide all fumigation expenses and de-rat certificates;

(f)	to provide all radio traffic and communication equipment or charges, unless otherwise provided by Customer as required herein;

(g)	to provide all deck and gangway watchmen (at port night and day);

(h)	to provide sufficient lighting with Vessel's lights at port;

(i)	to provide nitrogen gas and inert gas for inerting cargo spaces;

(j)	to keep the Vessel's class fully up to date with the Classification Society and maintain all other necessary tonnage certificates and Classification certificates in force at all times;

(k)	to obtain, maintain and ensure compliance with all necessary licenses, permits and authorisations required by Governmental Authorities for the operation and maintenance of the Vessel hereunder and other activities of Contractor under this Agreement, except as otherwise expressly provided in Clause 4.8;

(l)	to ensure that the Vessel is compliant with the current rules, standards and guidelines of Det Norske Veritas for floating liquefied Gas terminals;

(m)	to maintain the Vessel such that it shall be in every way fit to load, carry, store, regasify and discharge regasified LNG, and such that it shall be tight, staunch, strong, in good order and condition, and in every way fit for service, with its machinery, boilers, hull, Regasification Equipment and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(n)	to operate the Vessel and all equipment on board, including the Regasification Equipment and the LNG and Gas metering and quality measurement facilities;

(o)	to provide all mooring lines to moor the Vessel at the FSRU Site;

(p)	to give Customer on-line access (but not control) to all relevant operating variables of the Vessel;

(q)	to provide the FSRU Services when required by Customer or its agents to do so in accordance with the terms of this Agreement;

(r)	to provide Customer with the data reasonably required by Customer to make any calculations in respect of the performance of the Vessel or the services provided by Contractor hereunder, including any data/documents requested by any Governmental Authority;

(s)	to provide Customer with Contractor's daily "noon" reports which shall contain the information set out in Schedule IX. The form of "noon" report shall be developed to provide further information reasonably required by Customer;

(t)	to provide Customer with quarterly operation and maintenance reports;

(u)	to provide Customer with HSSE reports pursuant to the requirements of Clause 4.2(c);

(v)	to provide Customer with an indicative annual maintenance programme prior to the start of each Contract Year;

(w)	to provide reasonable cooperation to Customer to assist Customer to comply with and satisfy any requirements of any Governmental Authority;

(x)	to maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and International Standards;

(y)	to pay all annual flag state fees, any and all registration fees and any and all Classification fees;

(z)	to ensure the proper stowage of LNG and shall keep a strict account of all LNG loaded, Boil-Off, and LNG discharged;

(aa)	to ensure compliance with the requirements under the environmental and other licenses, permits and authorizations of Colombia for operations related to the FSRU Services at the FSRU Site;

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(bb)	to make the payments to Customer as provided in this Agreement; and

(cc)	to provide all other items and pay all amounts in connection with the performance of Contractor's obligations under this Agreement, except to the extent expressly required to be paid or provided by Customer hereunder.

4.2	Safety and Quality Management

(a)	Contractor shall implement and maintain a quality assurance and quality management system (the "QA/QM System") which shall be completed and implemented by the Delivery Date, and Contractor shall provide Customer with certification that such QA/QM System is in place. The QA/QM System shall comply with ISO9001, latest edition and shall cover all management activities in relation to the Vessel and its operation and maintenance, and include an HSSE Management Program which shall comply with ISO14001 and OSHAS ISO18001, latest edition and which is satisfactory to Customer acting reasonably in accordance with Schedule II. Notwithstanding the requirements of Schedule II, Contractor shall supply documentation on each anniversary date of the Delivery Date confirming such continued maintenance. Customer may undertake an independent audit and provide comments in such QA/QM System to ensure conformance with the highest International Standards, established safety, quality, security and environmental objectives and continuous improvement of the HSSE Management Program.

(b)	Contractor further undertakes to comply with the International Safety Management Code and establish and maintain:

(i)	a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(ii)	a documented environmental management system; and

(iii)	a documented accident/incident reporting system compliant with the requirements of the Registry and Schedule II.

(c)	Contractor shall submit to Customer a monthly written report detailing all accidents, incidents and environmental reporting requirements in accordance with Schedule II. Contractor shall notify Customer within ***** hours of any:

(i)	environmental incident which may have an impact on or require action under the Environmental Permit; or

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(ii)	incident on board the Vessel involving loss of or threat to life or the Jetty or a Shuttle Tanker.

(d)	Contractor shall maintain HSSE records sufficient to demonstrate compliance with the requirements of its HSSE system and this Agreement. Customer reserves the right to confirm compliance with HSSE requirements by independent audit of Contractor.

(e)	Contractor shall comply with all Colombian environmental Laws regarding the rendering of FSRU Services and the requirements of the Governmental Authorities, and shall keep Customer fully informed of all communications exchanged between Contractor and such Governmental Authorities.

(f)	Contractor shall provide all reasonably requested information to Customer relating to the safety and operation of the Vessel.

4.3	Reasonable and Prudent Operator

Without limitation to its other obligations under this Agreement, Contractor shall carry out the FSRU Services acting as a Reasonable and Prudent Operator.

4.4	FSRU Operating Manual

(a)	The FSRU Operating Manual shall be agreed between the Parties at the latest by 1 March 2016. Contractor and Customer shall comply in every respect with the FSRU Operating Manual and with any amendments thereto made pursuant to this Agreement in the performance of their respective rights and obligations under this Agreement. In case of conflict between the terms of this Agreement and those of the FSRU Operating Manual, as it may be amended, the terms of this Agreement shall prevail.

(b)	For the purpose of amending the FSRU Operating Manual, Contractor shall submit to Customer a preliminary draft of the proposed amendment (the "Preliminary Amendment to the FSRU Operating Manual"). If Customer intends to submit comments to Contractor with regards to the content of the Preliminary Amendment to the FSRU Operating Manual, Customer shall, no later than ***** days from the receipt of said manual, give written notice to Contractor of its intention to submit comments on the Preliminary Amendment to the FSRU Operating Manual. In that case, within ***** days from the date of receipt of said notice from Customer, Contractor shall arrange a meeting with Customer to discuss the latter's comments. If (i) Customer fails to submit said notice to Contractor within the aforementioned period; or (ii) Contractor and Customer meet and reach agreement on the changes to the Preliminary Amendment to the FSRU Operating Manual, said manual so amended shall constitute the FSRU Operating Manual. If Contractor and Customer are unable to reach agreement on the changes to the Preliminary Amendment to the FSRU Operating Manual or any amendments thereto, Contractor shall determine the content of the amendment to the FSRU Operating Manual, making bona fide efforts to take into consideration Customer's comments. Any amendments to the FSRU Operating Manual determined by Contractor pursuant to the preceding sentence shall conform to the International Standards.

(c)	Contractor shall provide to Customer a copy of all amendments to the FSRU Operating Manual upon completion thereof. No Contractor's amendment to the FSRU Operating Manual shall be binding upon Customer until it has been submitted by Contractor to Customer.

4.5	Spare Parts

Throughout the Term, Contractor undertakes to have and maintain Vessel spare parts as a Reasonable and Prudent Operator.

4.6	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation and has to be removed, raised, destroyed or marked as required by any compulsory Law of authority having jurisdiction over the area where the wreck is located, Contractor shall bear the cost thereof and shall indemnify Customer against any sums whatsoever which Customer shall become liable to pay or shall pay in consequence of the raising, removal, destruction or marking of the Vessel.

4.7	Refunds and Credits to Customer

Contractor's obligations under this Clause 4 shall extend to all liabilities for customs or import duties arising at any time during the performance of this Agreement in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Contractor is to provide and pay for and Contractor shall refund to Customer any sums Customer or its agents may have paid or been compelled to pay in respect of any such liability.

4.8	Customer's Obligations

Subject to the provisions of this Agreement, Customer undertakes, as from the Delivery Date until the end of the Term:

(a)	subject to the provisions of Clauses 16.1 to 16.3, to provide and pay for all fuel and Boil-Off required by the Vessel from the Delivery Date until the end of the Term;

(b)	to cause the FSRU Site, the Jetty and the Customer's Topside Facilities to be in all respects suitable at any given time for Contractor to (i) render the FSRU Services and (ii) perform its obligations under this Agreement;

(c)	to procure and cause the installation and operation on the FSRU Site of the Jetty and Customer's Topside Facilities;

(d)	to provide and pay for pilot, fire boats, tugs, escort vessels, security measures (including guard vessels) and any other assistance required in order for the Vessel to stay and operate at the FSRU Site;

(e)	to make the payments to Contractor as provided in this Agreement;

(f)	to provide sufficient LNG Heel to be maintained at the Vessel for purposes and during the performance of the FSRU Services in accordance with Clause 14.1 and Schedule VI;

(g)	to provide at its own cost, at any time, all licenses, approvals, consents, concessions, permits, authorisations and certifications of any Colombian Governmental Authority required for the performance of Contractor's obligations hereunder, except if this can only be obtained by Contractor in its name;

(h)	to provide at its own cost, at the request of Contractor, reasonable assistance and information in connection with the application for or the renewal of permits, authorisations and certifications required of Contractor hereunder;

(i)	to pay all Port Charges;

(j)	to provide and pay for suitable and sufficient LNG in order for Contractor to timely comply with and perform its undertakings and obligations set forth in this Agreement, including Clauses 4.1(n), 4.1(q), 16.2 and 16.3.

5.	FSRU SERVICES

5.1	FSRU Services

Contractor shall provide the FSRU Services at the FSRU Site from and after the Vessel Acceptance Date. The "FSRU Services" shall consist of:

(a)	receiving LNG from Shuttle Tankers at the point where the outlet flanges of the Shuttle Tanker's unloading lines connect with the inlet flanges of the LNG loading lines of the Vessel (the "Loading Point"), at the rate

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

specified in the Vessel Specifications. If the Hard Arms Optional Change is exercised under the ILA, the Loading Point shall be at the loading arms specified in the Vessel Specifications;

(b)	the metering and quality measurement of the unloaded LNG in accordance with the provisions of Schedule III;

(c)	the storage of LNG on board the Vessel;

(d)	the regasification of LNG on board the Vessel;

(e)	the delivery of regasified LNG (Gas) duly nominated by Customer hereunder to the Point of Interconnection up to the Maximum Daily Contract Quantity;

(f)	the metering and quality measurement of the discharged regasified LNG on the Vessel for metering of LNG inventory control and energy balance, in accordance with the provisions of Schedule V; and

(g)	any other activities related or incidental to Contractor's performance of the foregoing.

The FSRU Services shall not include (i) the supply of LNG or the transportation thereof to the Loading Point, (ii) tug and pilot services for the Shuttle Tankers, (iii) the transportation of regasified LNG from the Point of Interconnection, and (iv) the marketing or sale of regasified LNG.

5.2	LNG Delivery Schedule

(a)	Customer shall provide to Contractor at least ***** days prior to the commencement of any Contract Year an indicative program of LNG deliveries to the Loading Point during such year.

(b)	At least ***** days prior to the start of each calendar quarter after the Vessel Acceptance Date, Customer shall deliver to Contractor a schedule of the LNG deliveries to the Loading Point, anticipated to take place during such quarter (each such schedule a "Quarterly LNG Delivery Schedule"). The Quarterly LNG Delivery Schedule shall take into account the Scheduled Maintenance and provide a reasonable estimate of the dates on which Customer intends or desires to unload cargoes at the Vessel in that calendar quarter. Customer will update such quarterly program from time to time. The Quarterly LNG Delivery Schedule program shall be for planning and discussion purposes only and shall not bind Customer.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(c)	Customer shall, no later than the ***** day of each month, deliver to Contractor a confirmation ("Monthly Cargo Confirmation") confirming each cargo Customer intends to deliver in the following month (each, a "Confirmed Cargo"). The Monthly Cargo Confirmation shall set forth for each Confirmed Cargo: (i) the Arrival Window; (ii) Customer's reasonable estimate of the net delivered quantity of LNG (in MMBtu and cubic meters) that the Shuttle Tanker is expected to discharge; (iii) the anticipated loading port; and (iv) the expected quality of LNG intended to be delivered, expressed (unless the Parties otherwise agree) in terms of gross heating value and in terms of molecular percentages of relevant constituents. Each Monthly Cargo Confirmation shall take into account periods of Scheduled Maintenance notified by Contractor pursuant to Clause 11.1(d) and shall comply (based on the preceding Monthly Cargo Confirmation, where relevant) with the Cargo Interval Requirement. The Monthly Cargo Confirmation shall also include a good faith, non-binding estimate of cargoes that Customer expects to deliver during each Arrival Window in the second following month.

(d)	Except if the discharge of LNG from the applicable Shuttle Tanker would otherwise exceed the Cargo Capacity, or if the LNG is Off-Specification LNG and Contractor has a right to reject it in accordance with the provisions of Clause 5.8 (and subject to any Service Excusable Event), Contractor shall receive and unload all Confirmed Cargos.

(e)	Without limitation of Clause 5.2(d), (i) Contractor shall use reasonable endeavours to accommodate the discharge of LNG from Shuttle Tankers outside of the Monthly Cargo Confirmation, and (ii) Customer shall have the right to schedule additional cargoes of LNG during any month that are not described in the applicable Monthly Cargo Confirmation, and Contractor shall exercise reasonable endeavours to receive and unload all such unscheduled cargoes of LNG provided that (i) such cargoes contain LNG which conforms to the LNG Quality Specification; and (ii) the unloading of such cargo from a Shuttle Tanker would not exceed the Cargo Capacity. Any cargo subject to the provisions of this Clause 5.2(e) shall be deemed to be a Confirmed Cargo. Customer shall have the right to cancel any Confirmed Cargo without any liability to Contractor under this Agreement.

(f)	Title in all LNG cargos received by Contractor shall remain with the Terminal Users. Contractor shall have the custody of the LNG stored in the Vessel's storage tanks. Risk of loss when onboard the Vessel, regardless of cause, with respect to LNG unloaded at the Loading Point shall pass to Contractor.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

5.3	Notices of Estimated Time of Arrival and LNG Composition

In relation to each Confirmed Cargo, Customer shall provide, or shall cause the Shuttle Tanker's master or the agent or any of them to provide, Contractor with notice of the date and the estimated time of arrival of a Shuttle Tanker at the FSRU Site (the "ETA") at the following times:

(a)	First notice shall be submitted promptly upon departure from the loading port. Such notice shall indicate the ETA, the time and date that the loading was completed and the volume, expressed in cubic meters, of LNG loaded on board the Shuttle Tanker. Customer or its agent shall arrange for the Shuttle Tanker's master to notify Contractor promptly regarding any change in the ETA of ***** hours or more.

(b)	Second notice shall be submitted not later than ***** days prior to the ETA, as may be revised in accordance with Clause 5.3(a). If this ETA should change by more than ***** hours, Customer or its agent shall arrange for the master of the Shuttle Tanker or its agent to promptly give notice of the corrected ETA to Contractor.

(c)	Third notice shall be submitted not later than ***** hours prior to the ETA, as may be revised in accordance with Clause 5.3(b). If this ETA changes by more than ***** hours, Customer or its agent shall arrange for the Shuttle Tanker's master or its agent to promptly give notice of the corrected ETA to Contractor.

(d)	Fourth notice shall be submitted not later than ***** hours prior to the ETA, as may be revised in accordance with Clause 5.3(c). If this ETA changes by more than ***** hour, Customer or its agent shall arrange for the Shuttle Tanker's master or its agent to promptly give notice of the corrected ETA to Contractor.

(e)	Fifth notice shall be submitted not later than ***** hours prior to the ETA as may be revised in accordance with Clause 5.3(d). This final ETA notice shall be sent to Contractor confirming or amending the last ETA notice. If this ETA changes, the Shuttle Tanker's master or its agent shall promptly give notice of the corrected ETA to Contractor.

(f)	Not later than ***** hours following the departure of each Shuttle Tanker from its port of loading, Customer shall notify (or cause to be notified) Contractor of the following characteristics of the LNG comprising its cargo as determined at the time of loading (the "Quality Notice"): (i) the gross calorific value; (ii) the molecular percentage of hydrocarbon components and nitrogen; (iii) the average temperature; (iv) the hydrogen sulphide, sulphur, water, carbon dioxide, mercury and total sulphur content; and (v) the presence of any foreign or objectionable materials. Customer or its agent shall inform Contractor as soon as reasonably practicable if Customer is notified of any revision (as to molecular composition and gross calorific value of the LNG when loaded to the Shuttle Tanker) of the information provided in the Quality Notice.

5.4	Notice of Readiness

(a)	Customer shall provide to Contractor, or shall cause the Shuttle Tanker's master or the agent or any of them to provide, notice of readiness to discharge (the "Notice of Readiness") when the Shuttle Tanker has arrived at the pilot boarding station at or near the FSRU Site, is ready to proceed to berth at the FSRU Site, and has received the necessary clearances and is otherwise in all respects (physically, legally and documentarily) ready to proceed to berth and unload a Duly Confirmed Cargo of LNG. Notice of Readiness shall be effective: (i) if the Shuttle Tanker arrives within the Arrival Window, when given; or (ii) if the Shuttle Tanker arrives outside the Arrival Window, at the earliest time at which Contractor is to allow the Shuttle Tanker to unload as provided in Clause 5.4(b) below.

(b)	If a Shuttle Tanker arrives outside the Arrival Window, Contractor shall allow the Shuttle Tanker to unload upon arrival or otherwise at the earliest time at which: (i) no other Shuttle Tanker is berthed at the FSRU Site; and (ii) there is sufficient Cargo Capacity to accept unloading of the Shuttle Tanker's cargo (and if the Shuttle Tanker arrived before the Arrival Window, in any event no later than the start of the Arrival Window).

5.5	Unloading

(a)	LNG shall be pumped from the Shuttle Tanker to the Vessel at no cost to Contractor. Contractor shall ensure the continuous and efficient unloading of a Duly Confirmed Cargo of LNG hereunder and the management of Boil-Off. Contractor shall cooperate with Customer, its agents and the Shuttle Tanker's master in the unloading of such cargoes.

(b)	During the unloading of LNG, Contractor shall return to the Shuttle Tanker return vapour in such quantities as is necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the Shuttle Tanker's design.

(c)	Customer shall be entitled to berth at the FSRU Site and unload a Shuttle Tanker which is part-loaded with a Duly Confirmed Cargo; and to unload at the Vessel a part only of the Duly Confirmed Cargo of the Shuttle Tanker.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

5.6	Laytime

(a)	Subject to Clause 5.6(b), the period of time ("Allowed Laytime") allowed for Contractor to discharge a full Duly Confirmed Cargo shall be ***** consecutive hours.

(b)	Allowed Laytime shall be extended by any period of delay which is caused by one or more of the following:

(i)	any Service Excusable Event

(ii)	reasons solely attributable to Customer and/or its Affiliates;

(iii)	an LNG discharge rate from the Shuttle Tanker to the Vessel of less than the rate specified in the Vessel Specifications (except if such reduced rate is solely attributable to the Vessel);

(iv)	an Event of Force Majeure;

(v)	the compliance or non-compliance by the Shuttle Tanker with any port regulations, applicable Laws, maritime concessions or environmental regulations, or other reasons solely attributable to the Shuttle Tanker(s);

(vi)	Adverse Weather Conditions; and

(vii)	non-compliance with the Shuttle Tanker Loading Reference Conditions and the operating assumptions set out in section 2.3 of Schedule VII.

(c)	Allowed Laytime shall begin to count upon the earlier to occur of: (i) the Shuttle Tanker being all fast at the FSRU Site; or (ii) ***** hours after the Notice of Readiness is effective, and shall continue to run until the earlier to occur of: (i) disconnection of the cargo manifold on the Shuttle Tanker from the flange coupling of the unloading line at the Vessel after the Shuttle Tanker's Duly Confirmed Cargo has been fully unloaded (subject for the avoidance of doubt to the Vessel's Cargo Capacity) or (ii) the Shuttle Tanker departs from the Vessel without unloading (or fully unloading) its Duly Confirmed Cargo of LNG.

5.7	Demurrage and Failure to Unload LNG

(a)	If in relation to any cargo the actual laytime, determined in accordance with Clause 5.6(c), exceeds the Allowed Laytime (a "Demurrage Event"), Contractor shall pay to Customer demurrage in respect of the

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

excess time at the same daily rate or pro rata for a partial day and any excess boil-off costs actually paid by the Terminal Users under the contract pursuant to which the relevant Shuttle Tanker laid at the FSRU Site, subject to the limitations set out in Clause 5.7(c) below.

(b)	If at any time other than as a result of (i) an Event of Force Majeure, (ii) any Service Excusable Event, (iii) reasons solely attributable to Customer and/or its Affiliates, or (iv) Adverse Weather Conditions, the Shuttle Tanker leaves the Vessel without having being able to load all or part of a Duly Confirmed Cargo from the Shuttle Tanker, Contractor shall pay to Customer an amount equal to ***** Dollars (USD *****) per event for a full Duly Confirmed Cargo (or a pro rata amount for partial cargoes), subject to the limitations set out in Clause 5.7(c) below. The obligation of Contractor to pay such amounts under this Clause 5.7(b) shall be subject to Customer having used reasonable endeavours to procure that a term is included in the applicable agreements between the relevant commercial agent and the LNG supplier to the effect that Contractor shall have a reasonable period of time beyond the Allowed Laytime to unload the Duly Confirmed Cargo.

(c)	Contractor's aggregate maximum liability under Clauses 5.7(a) and 5.7(b) shall be limited to: (i) ***** Dollars (USD *****) per event; and (ii) ***** Dollars (USD *****) in aggregate over the Term of this Agreement. Subject to Clauses 6 and 10 and, in case of termination only, Clause 22, the amounts payable by Contractor under Clauses 5.7(a) and 5.7(b) shall be Customer's sole and exclusive remedy of Customer in respect of any event described in Clauses 5.7(a) and 5.7(b). At any point during the Term, if Contractor has paid to Customer under Clauses 5.7(a) and 5.7(b) an aggregate amount equal to ***** Dollars (USD *****), Customer shall have the right to terminate this Agreement in accordance with Clause 22.1(a)(xv).

5.8	LNG Quality

(a)	Contractor shall receive and unload from Shuttle Tankers LNG that conforms to the LNG quality specifications set out in Schedule III ("LNG Quality Specifications").

(b)	Contractor shall not at any time be responsible for the quality of any LNG cargos tendered for delivery at the Loading Point.

(c)	Contractor shall have the right to reject LNG that does not conform to the LNG Quality Specifications ("Off-Specification LNG") proposed to be unloaded by or on behalf of Customer if such cargo of Off-Specification LNG can be expected, in the reasonable opinion of Contractor, to: (i) cause damage to the Vessel; (ii) endanger safety, the environment or life; or (iii) be of such nature that successful treatment or disposal including venting or flaring such volumes would be imprudent or unlawful.

(d)	Each Party shall notify the other as soon as it becomes aware that LNG delivered, or to be delivered, under this Agreement is Off-Specification LNG.

(e)	Contractor shall, at Customer's cost and upon prior coordination and agreement with Customer, use reasonable endeavours to treat Off-Specification LNG in order to make it conform to the LNG Quality Specifications. Contractor shall provide to Customer an estimated as to the anticipated cost of treating such Off-Specification LNG. Customer shall reimburse Contractor for all costs incurred by Contractor as a consequence of receiving and treating any Off-Specification LNG, and Customer shall indemnify Contractor in respect of any claims, Damages or loss of whatsoever nature and howsoever caused that may result or arise in connection with Contractor's acceptance and/or treatment of Off-Specification LNG.

(f)	LNG shall be measured, and quality determined, in accordance with the provisions of Schedule III.

(g)	Contractor shall reimburse Customer for all costs incurred by Customer as a consequence of receiving and treating any regasified LNG that has been contaminated by Contractor during storage or regasification on board the Vessel ("Off-Specification Regasified LNG"), and shall indemnify Customer in respect of any claims, Damages or loss of whatsoever nature and howsoever caused that may result or arise in connection with Customer's acceptance and/or treatment of Off-Specification Regasified LNG.

5.9	Gas Quality and Regasified LNG delivery

(a)	Contractor shall deliver to Customer at the Point of Interconnection a quantity of Gas that is, less the fuel gas consumption at the Vessel provided in Clause 16, the Standard Cubic Feet equivalent of the quantity of LNG received by Contractor for Customer's account at the Loading Point minus the remaining LNG on board the Vessel and the Permitted Gas Loss. Customer acknowledges that Permitted Gas Loss will occur at certain regasification rates as set out in Schedule VII, but Contractor shall use reasonable endeavours to notify Customer in advance of a Permitted Gas Loss if Contractor has reasons to believe that a daily nomination pursuant Clause 5.9(d) will lead to a Permitted Gas Loss. Customer shall indemnify and hold Contractor harmless for any consequences of

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Permitted Gas Loss in respect of any emissions restrictions or otherwise, including but not limited to Damages for breach of environmental licenses, permits and/or authorisations.

(b)	Provided that the LNG delivered by or for the account of Customer conforms to the LNG Quality Specifications, including LNG treated in accordance with Clause 5.8(e), Contractor shall redeliver regasified LNG to Customer at the Point of Interconnection that conforms to the specifications set out in Schedule IV.

(c)	The Terminal Users shall have title to all regasified LNG. Risk of loss regardless of cause with respect to regasified LNG shall pass from Contractor to Customer at the Point of Interconnection.

(d)	Subject to (i) any Service Excusable Event, (ii) any Event of Force Majeure, (iii) use of the Annual Maintenance Allowance and (iv) the availability of LNG volumes in excess of the Minimum Heel Inventory, for each day after the Vessel Acceptance Date Customer shall have the right to nominate for vaporization and delivery from the Vessel to the Point of Interconnection a quantity of regasified LNG up to ***** million Standard Cubic Feet per day (***** MMscf/day) (the "Maximum Daily Contract Quantity"). The minimum nomination by Customer shall be ***** million Standard Cubic Feet per day (***** MMscf/day).

(e)	Contractor shall deliver the duly nominated regasified LNG at a temperature of 17ºC, and at a pressure of between 65-85 barg, subject to a sea water temperature of 25ºC or more.

(f)	The vaporization and regasified LNG delivery shall be carried out by Contractor in accordance with the Gas Nomination and Delivery Provisions.

(g)	Delivered regasified LNG shall be measured, and its quality determined, in accordance with the provisions of Schedule IV.

5.10	Scheduling Representatives

Through written notice sent to each other pursuant to this Clause 5.10, each of Contractor and Customer shall appoint a representative to represent such Party regarding the scheduling of LNG deliveries and Gas send-out pursuant to this Agreement (each such representative a "Scheduling Representative"). All communications and notices between the Parties hereunder related to the scheduling of LNG deliveries and Gas send-out shall be through the respective Scheduling Representative of each Party.

5.11	Subcontractors

Contractor shall have the right to subcontract the performance of FSRU Services hereunder; provided, however, that:

(a)	Contractor shall not subcontract the whole of the FSRU Services;

(b)	Contractor's subcontracting of FSRU Services shall not relieve Contractor of any of its obligations or liabilities hereunder, and Contractor shall be responsible for the acts or omissions of any of its subcontractors as if they were the acts and omissions of Contractor itself;

(c)	any subcontractor shall agree to comply with, and shall comply with, any terms and conditions of this Agreement applicable to the portion of FSRU Services to be performed by it; and

(d)	notwithstanding any subcontracting of the performance of FSRU Services, (i) the FSRU Services shall predominantly be performed by the Höegh LNG Group and (ii) the marine crew shall predominantly be employed by Höegh LNG Group.

6.	Contractor's failure to provide services

6.1 Service Failure

Subject to the provisions of the Gas Nomination and Delivery Provisions and Customer having exercised reasonable endeavours to provide Contractor with line packing buffer and/or catch up assistance in order for Contractor to deliver the duly nominated volume of regasified LNG, for each day that Contractor fails to provide the FSRU Services listed in Clauses 5.1(a), 5.1(c), 5.1(d) or 5.1(e) and/or the Vessel fails to comply with the Performance Warranties due to causes other than:

(a)	any Event of Force Majeure;

(b)	any Service Excusable Event; or

(c)	such other events or circumstances expressly provided herein as may excuse (in whole or in part) performance by Contractor of its obligations to unload a Duly Confirmed Cargo or to deliver up to the Maximum Daily Contract Quantity,

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(a "Service Failure"), Contractor shall pay Customer an amount (the "Service Failure Compensation") determined in accordance with Clause 6.2 as (subject to Clauses 5.7, 8.2, 10, 16.2, 16.3, 16.4 and 22 and clauses 11.2, 13 and 20 of the ILA) the sole and exclusive remedy for any such failure.

6.2	Service Failure Compensation

Service Failure Compensation payable by Contractor in case of a Service Failure shall be calculated as follows:

(a)	if the Service Failure results in Contractor failing on any day to deliver the duly nominated volume of regasified LNG, then the Service Failure Compensation shall be calculated by multiplying ***** Dollars (USD *****) by the percentage of the duly nominated volume of regasified LNG that Contractor failed to deliver on such day of Service Failure.

(b)	Notwithstanding anything to the contrary, the aggregate Service Failure Compensation payable by Contractor in any one (1) Contract Year shall not exceed ***** Dollars (USD *****).

(c)	Service Failure Compensation shall not be payable in respect of intraday nominations.

7.	CHANGE IN LAW

In the event of any improvement, structural changes or any other modification or new equipment becoming necessary on the Vessel for the use of the Vessel and/or the performance of the FSRU Services under this Agreement by reason of:

(a)	new class requirements;

(b)	legislation of the Flag State; or

(c)	any Change in Law,

such changes shall be dealt with in accordance with the principles set out in clause 10.1 of the ILA.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

8.	Fees

8.1	Fees

(a)	Subject to the terms of this Agreement, unless the Vessel is Off-Hire or the Partial Daily Fee is payable in accordance with this Clause 8, Customer shall pay Contractor a monthly all-inclusive fee for operating and maintaining the Vessel and providing the FSRU Services hereunder (the "Monthly Fee"), calculated at the Daily Fee in Dollars per day, and pro rata for any part of a day, from the Vessel Acceptance Date until the end of the Term. The amount of the Monthly Fee payable by Customer for any calendar month shall be equal to the sum of (i) the Daily Fee multiplied by the number of days in the relevant month on which the Daily Fee was payable and (ii) the Partial Daily Fee multiplied by the number of days in the relevant month on which the Partial Daily Fee was payable.

(b)	The daily fee payable (the "Daily Fee") from the Vessel Acceptance Date and through December 31 of the calendar year in which the Vessel Acceptance Date occurs, shall be equal to ***** Dollars (USD *****). Thereafter, the Daily Fee shall be adjusted annually as of the first day of each Contract Year as follows:

(i)	The Daily Fee shall be escalated by ***** per cent (*****%) annually on the Daily Fee from the previous year, commencing on 1 January 2017.

(ii)	If during a period of ***** consecutive years, the actual operational expenditures of Contractor connected with the performance of this Agreement increase by more than ***** per cent (*****%) per annum, a review of the Daily Fee shall be undertaken by the Parties and a reasonable adjustment shall be made to address this.

8.2	Partial Daily Fee

(a)	On any day on which there is a Service Failure under this Agreement and the Vessel is not considered Off-Hire under this Agreement, a reduced Daily Fee shall be payable by Customer (the "Partial Daily Fee").

(b)	The Partial Daily Fee shall be calculated on a daily basis and shall be the Daily Fee multiplied by the percentage of the duly nominated volume of regasified LNG that Contractor was able to deliver on the relevant day under this Agreement, save to the extent any shortfall is attributable to any Service Excusable Event or an Event of Force Majeure.

9.	Payment AND INVOICING

9.1	Invoices

On the first (1st) Banking Day of each month which falls after the Vessel Acceptance Date, Contractor shall issue to Customer an invoice in respect of amounts payable by Customer pursuant to Clause 8 corresponding to the immediately preceding month (the "Monthly Fees Invoice"), which shall include the following information:

(a)	the dates and the number of days in the relevant month for which the Daily Fee is payable;

(b)	the applicable Daily Fee;

(c)	the dates and the number of days in the relevant month for which the Partial Daily Fee is payable;

(d)	the applicable Partial Daily Fee for each of the days specified in Clause 9.1(c);

(e)	the gross amount of Monthly Fee payable pursuant to Clause 8.1(a) for the relevant month (expressed in figures and in words), including applicable gross up pursuant to Clause 9.7(a);

(f)	the date and place of issue and serial number of the Monthly Fees Invoice;

(g)	reference to this Agreement;

(h)	the name and code number of the bank, its address and the account number to which payment should be made; and

(i)	the name of a contact person and such person's address and fax number, in order that Customer may notify Contractor that payment has been made.

9.2	Debit Notes

(a)	If any amounts are due from one Party to the other Party pursuant to this Agreement other than those set forth in a Monthly Fees Invoice, including any amounts paid but not earned or earned but not paid, then the Party to whom such sums are owed shall furnish to the other Party an invoice (each a "Debit Note") therefor setting out, where applicable, the relevant information together with calculations and relevant supporting documents.

(b)	Customer shall be entitled to invoice under a Debit Note

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

any disbursements made by Customer for Contractor's or the Vessel's account, including commissions, overheads and handling charges when such disbursements are permitted to be made by Customer under this Agreement;

(i)	lay-up savings (including estimated savings);

(ii)	Service Failure Compensation; and

(iii)	any other amounts to which Customer is entitled or which are payable by Contractor to Customer under this Agreement.

9.3	Payment Dates

(a)	Each Monthly Fees Invoice received by Customer in accordance with Clause 8.1 shall become due and payable on the date which falls ***** Banking Days after receipt by Customer of the Monthly Fees Invoice (the "Monthly Invoice Due Date").

(b)	Each Debit Note shall become due and payable on the date which falls ***** Banking Days after receipt by the relevant Party of the Debit Note (the "Debit Note Due Date").

(c)	All Monthly Fees Invoices and Debit Notes shall be issued and paid in Dollars.

9.4	Payment

(a)	Subject to Clause 9.5, Customer shall pay or cause to be paid, on or before the Monthly Invoice Due Date and Debit Note Due Date, as applicable, all amounts that become due and payable by Customer pursuant to Monthly Fees Invoices or Debit Notes, as the case may be, issued hereunder in immediately available funds to such account with such bank and in such location as shall have been designated by Contractor in such Monthly Fees Invoice or Debit Note, as applicable.

(b)	Subject to Clause 9.5, Contractor shall pay or cause to be paid, on or before the Debit Note Due Date, all amounts that become due and payable by Contractor pursuant to Debit Notes issued hereunder in immediately available funds to such account with such bank and in such location as shall have been designated by Customer in such Debit Note.

(c)	Customer shall not have the right to receive payment from Contractor of any amount under a Debit Note hereunder to the extent Lessee has issued

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

a debit note for the same item in accordance with the provisions of clause 12.2 of the ILA. Contractor shall not have the right to receive payment from Customer of any amount under a Debit Note hereunder to the extent Owner has issued a debit note for the same item in accordance with the provisions of clause 12.2 of the ILA.

(d)	Any payment which is due to be made under this Agreement on a day that is not a Banking Day shall be made on the next succeeding Banking Day.

9.5	Disputed Invoices

If a Party disagrees with any Monthly Fees Invoice and/or Debit Note, it shall pay all undisputed amounts of such Monthly Fees Invoice and/or Debit Note (subject to adjustment for outstanding undisputed Monthly Fees Invoice and/or Debit Notes) and shall immediately notify the other Party (the "Issuing Party") of the reasons for such disagreement, except that, in the case of manifest error in computation, the Party receiving the Monthly Fees Invoice or the Debit Note shall pay the correct amount after advising the Issuing Party of the error.  A Monthly Fees Invoice or Debit Note may be contested by the Party that received it or modified by the Party that sent it, by notice delivered to the other Party within a period of ***** Banking Days after such receipt or sending, as the case may be.  In the event the Parties are unable to resolve the dispute as to a Monthly Fees Invoice or Debit Note the matter shall be referred to arbitration in accordance with Clause 32.3. Promptly after resolution of any dispute as to a Monthly Fees Invoice or Debit Note, the amount agreed or determined to be due shall be paid by Contractor or Customer (as the case may be) to the other Party, together with interest thereon at the Default Rate from the original due date to the date of payment of the due amount.

9.6	Delayed Payment

(a)	If any amount due from either Party under this Agreement shall not be paid or credited when due, then there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to LIBOR plus ***** per cent (+*****%) per annum (the "Default Rate"), as it changes from time to time from the date on which such payment or credit became overdue to and until such payment or credit is paid or credited in full.

(b)	If Customer fails to pay any Monthly Fee Invoice on or before the Monthly Invoice Due Date or any Debit Note on or before the Debit Note Due Date, Contractor shall give Customer a written notice requesting that Customer rectifies the failure. Subject to Clause 9.5, if Customer fails to make payment in full of all such outstanding amounts, including interest thereon as provided under Clause 9.6(a) within ***** Banking Days following the date of receipt of such notice, Contractor shall be entitled to

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

claim the full amount of such outstanding payment, including interest thereon as provided under Clause 9.6(a), from the Lessee Performance Security.

(c)	If Contractor fails to pay any Debit Note on or before the Debit Note Due Date, Customer shall give Contractor a written notice requesting that Customer rectifies the failure. Subject to Clause 9.5, if Contractor fails to make payment in full of all such outstanding amounts, including interest thereon as provided under Clause 9.6(a) within ***** Banking Days following the date of receipt of such notice, Customer shall be entitled to claim the full amount of such outstanding payment, including interest thereon as provided under Clause 9.6(a), from the Höegh Performance Guarantor under the Höegh Performance Guarantee.

(d)	Neither Party shall be responsible for any delay or error by the other (second) Party's bank in crediting the second Party's account provided that the first Party has given proper and timely payment instructions.

9.7	Taxes

Each Party will bear its own Taxes, provided that:

(a)	Customer shall pay, and gross up the Monthly Fee to account in full for, any Colombian withholding Taxes on any payments made to Contractor under this Agreement so that Contractor will receive the same net amount as if no such withholding had been required;

(b)	Customer shall compensate Contractor for any Taxes imposed on Contractor due to the Vessel being permanently moored in Colombia regarding income and sales tax under this Agreement;

(c)	any Taxes relating to any importation (including, for the avoidance of doubt, re-importation) or exportation of the Vessel into or out of Colombia under this Agreement shall be borne by Customer; and

(d)	Customer shall bear or (as required) compensate Contractor for all other Colombian Taxes, including those Colombian Taxes borne by the members of the Höegh LNG Group in connection with the provision of FSRU Services under this Agreement, provided that Customer’s overall tax liability under this Agreement shall under no circumstance exceed the amounts withheld and grossed up in accordance with Clause 9.7(a) above.

For the avoidance of doubt, Customer shall in no event be responsible for the payment of any Taxes relating to or arising from (i) Contractor's net income

(except if imposed in Colombia), (ii) Contractor's employees (save for any income Taxes imposed upon the officers and/or crew in Colombia, to the extent that no corresponding deduction may be made against income Taxes payable by such officers and/or crew in their applicable countries of residence) or (iii) Contractor's breach of this Agreement.

In circumstances where (i) Customer has paid and/or compensated Contractor in respect of Taxes imposed in Colombia upon Contractor and/or any other member of the Höegh LNG Group under this Clause 9.7; and (ii) Contractor and/or any such other member of the Höegh LNG Group (as applicable), obtains a corresponding deduction from net income taxes in respect of such Taxes in their applicable country of domicile; Contractor shall reimburse Customer for the net amount of such deduction

9.8	Reporting Requirements

Each Party shall comply with any and all governmental requirements regarding reporting, filing of returns, maintenance of books and records, and payment of Taxes.

9.9	Evidence of Payment

Each Party shall promptly upon request provide the other Party with evidence of payment of all amounts required to be paid by such Party under this Clause 9, including if appropriate access to originals of such evidence.

10.	Off-Hire

10.1	Off-Hire Events

(a)	Except for: (A) maintenance carried out within the Annual Maintenance Allowance; or (B) if due to any Event of Force Majeure (which shall be addressed in accordance with Clause 21); or (C) any Service Excusable Event; or (D) as otherwise expressly set out in this Agreement, the Vessel shall be considered to be off-hire ("Off-Hire") if:

(i)	for any reason the Vessel fails to discharge regasified LNG at a minimum rate of eighty million Standard Cubic Feet per day (80 MMscf/day) when such discharge has been duly nominated by Customer; or

(ii)	for any reason the Vessel would not be able to discharge regasified LNG at a minimum rate of eighty million Standard Cubic Feet per day (80 MMscf/day) if Customer were to nominate; or

(iii)	for any reason the Vessel ceases to be at Customer's disposal at any time during the Term; or

(iv)	performance of the Parties' obligations under this Agreement is suspended pursuant to Clause 35.2(b)(ii) and Contractor is the Non-Compliant Party,

in each case (subject to the exceptions listed above) for any reason including, but not limited to:

(v)	due to any damage, defect, breakdown, deficiency (whether partial or total) of, or accident to, any part of the Vessel (including the Regasification Equipment); or

(vi)	due to deficiency of personnel or stores; repairs; gas-freeing or inerting for repairs; time in and waiting to enter dry dock for repairs; overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other similar cause preventing the working of the Vessel; or

(vii)	due to industrial action, any event attributable to and/or deficiency of Owner, Contractor, officers or crew, including the failure or refusal or inability of the officers and/or crew to perform the services required under this Agreement or breach of orders or neglect of duty on the part of the officers or crew, whether as a result of a breach of orders or neglect of duty by, or as a consequence of illness or injury to, or labour disputes or strikes by, the officers or crew, or any other dispute relating to Contractor's wages or crew employment policy; or

(viii)	due to detention of or interference with the Vessel by Government Authorities attributable to legal action against, or alleged or actual breach of regulations by the Vessel, Owner, Contractor, officers or crew; or

(ix)	due to a failure by the Vessel to comply with Laws, regulations, physical requirements or operational practices at the FSRU Site.

(b)	In addition, the Vessel shall be deemed to be Off-Hire under this Agreement during all periods when the Vessel is off-hire under the terms of clause 13.1(a) of the ILA.

10.2	Off-Hire Fees

(a)	In the event that the Vessel is Off-Hire, then the Daily Fees shall not be payable by Customer for any time lost until:

(i)	the Vessel once again is able to discharge regasified LNG at a minimum rate of eighty million Standard Cubic Feet per day (80 MMscf/day) when such discharge has been duly nominated by Customer or the Vessel would be able to discharge regasified LNG

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

at a minimum rate of eighty million Standard Cubic Feet per day (80 MMscf/day) if Customer were to nominate and provide sufficient LNG;

(ii)	the Vessel is once again at Customer's disposal;

(iii)	where Contractor and not Customer has been the Non-Compliant Party, the Parties are able to resume performance of this Agreement pursuant to Clause 35.2(b)(iii);

(iv)	the Vessel is no longer considered to be off-hire under the terms of clause 13.1(a) of the ILA; and

(v)	in the event that the Vessel is Off-Hire as a result of a governmental order due to a violation by Owner, Contractor or the Vessel of applicable environmental or other norms and regulations, the Vessel is again in compliance with such norms and regulations.

(b)	For the avoidance of doubt, if the Daily Fees are not payable pursuant to Clause 10.1, this shall (save for Clauses 10.3, 10.4 and 22) be the sole and exclusive remedy under this Agreement of Customer in respect of any event described in Clause 10.1.

10.3	Expenses and Boil-Off During Off-Hire

(a)	Port charges (excluding any pier rental), pilotage, and other similar expenses incurred by the Vessel during periods of Off-Hire or consequent to the putting into any port or place other than the FSRU Site, shall be borne by Contractor.

(b)	If any LNG is lost as Boil-Off or consumed as vapour during periods of Off-Hire, Contractor shall reimburse Customer for the LNG lost at the LNG Price.

(c)	Where accurate measurement of LNG lost as Boil-Off during any such Off-Hire period is impossible for whatever reason, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the Vessel's cargo tanks.

10.4	Termination for Prolonged Off-Hire

In the event that the Vessel is Off-Hire for any period exceeding either (a) ***** consecutive days; or (b) ***** days over a period of ***** consecutive months

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

("Prolonged Off-Hire"), Customer shall have the right, but not the obligation, to terminate this Agreement by giving notice in writing to Contractor in accordance with Clause 22.1. Such right of termination shall be without prejudice to any other rights and remedies under this Agreement.  Any time spent Off-Hire under clause 10.1 of the ILA or Clause 7 should not count towards Prolonged Off-Hire under this Clause 10.4.

11.	MAINTENANCE AND REPAIRS

11.1	Duty to Maintain

(a)	Subject to the terms hereof, Contractor shall perform at its sole cost and expense all maintenance and repair of the Vessel throughout the Term. Contractor shall adhere to a maintenance and repair program throughout the Term which ensures that the Vessel is repaired and maintained to International Standards and can be operated safely, effectively and reliably hereunder throughout the Term.

(b)	Contractor shall advise Customer immediately, in writing, should the Vessel fail any inspection by a Governmental Authority (including, but not limited to, a governmental and/or port state authority). Contractor shall simultaneously advise Customer of its proposed course of action to remedy the defects that caused the failure of such inspection.

(c)	Notwithstanding anything to the contrary, ***** days in each Contract Year (prorated to the number of days in such Contract Year if shorter than ***** days) shall be considered the Vessel's "Annual Maintenance Allowance" necessary to ensure the continuous performance of FSRU Services.

(d)	Contractor shall be entitled to use the Annual Maintenance Allowance pursuant to Clause 11.1(c) for all scheduled maintenance on the Vessel and may take the Vessel out of service, if so required by such maintenance ("Scheduled Maintenance"). The Vessel will remain on-hire during Scheduled Maintenance within the Annual Maintenance Allowance. Subject to Clause 11.1(f), Contractor shall notify Customer of any Scheduled Maintenance and any portion of the Annual Maintenance Allowance to be taken and shall consult and coordinate with Customer as far in advance as possible, but not less than ***** days, as regards the timing of any Scheduled Maintenance with a view to minimising disruption to Customer's requirement for FSRU Services. Contractor may carry out unscheduled maintenance while the Vessel is afloat, and take the Vessel including all Regasification Equipment, out of service, if so required for such unscheduled maintenance or repairs ("Unscheduled

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Maintenance"). For the avoidance of doubt, Contractor shall not have any extra maintenance on-hire allowance (save for the Annual Maintenance Allowance) for Unscheduled Maintenance. Maintenance of individual regasification trains that does not cause an inability to meet performance obligations will not be counted as part of this Unscheduled Maintenance and shall (for the avoidance of doubt) not put the Vessel Off-Hire.

(e)	***** days prior to the start of each Contract Year, the Parties shall meet with a view to establishing the peak demand period during which Contractor shall use reasonable endeavours not to schedule and perform Scheduled Maintenance during the immediately following Contract Year and an estimation for the subsequent Contract Year.

(f)	Contractor shall immediately inform Customer by notice in writing if it anticipates any maintenance or repair to the Vessel will exceed the Annual Maintenance Allowance in any Contract Year.

(g)	The Parties shall use reasonable endeavours to schedule Scheduled Maintenance on the Vessel at the same time as scheduled maintenance is taking place on the Jetty, Customer's Topsides Facilities and the Thermal Generators' facilities.

12.	Laying-Up

12.1	Customer's Option

Customer shall have the right (a) during the Term after consultation with Contractor to require Contractor to lay-up the Vessel for all or any portion of the Term at a safe place nominated by Customer and accepted by Contractor, taking into account questions of maintenance access, maintenance quality and security, and (b) during any period of lay-up, to require Contractor to put the Vessel back into service and, upon receipt of any notice from Customer to that effect, Contractor shall immediately take steps to restore the Vessel to service as promptly as reasonably possible. During any period of lay-up under this Clause 12, Contractor's duty of maintenance under Clause 11 shall be reduced to the standard ordinarily applied by prudent owners to vessels of the same type in lay-up and the provisions of Clause 10 shall not apply. Until such time as it is practicable for Contractor to implement or complete all work that is required with respect to fouling, commissioning or other implications due to the lay-up (as may be determined during any survey conducted pursuant to Clause 12.2) to restore the Vessel to a condition it would have been in if it had not been laid-up, any reduction in the Vessel's performance due to such lay-up requested by Customer under this Clause 12 shall not give rise to a performance claim against Contractor pursuant to this Agreement.

12.2	Surveys on Lay Up

Contractor shall permit (or procure, if requested by Customer) that an in-water survey of the hull is performed (a) each time the Vessel enters into lay-up and (b) immediately prior to the end of any lay-up period. The Vessel shall remain on hire during such survey.

12.3	Fee Adjustment

At or before the beginning of any lay-up period pursuant to this Clause 12, Contractor shall provide an estimate ("Estimate") of the savings and extra expense to Customer during the lay-up period.  Upon Customer's acceptance of such Estimate, the Daily Fees shall be adjusted based on the Estimate and such adjustment shall apply to the Daily Fee payments thereafter due.

When assessing such saving or extra expense, the items to be taken into account shall include changes in amounts expended on administration, manning, stores, spare gear, lubricating oils, insurance, repairs and maintenance, surveys and dry-docking, entry and exit costs and expenses and the cost to restore the Vessel to a condition it would have been in if it had not been laid-up.  As soon as practical after re-entry of the Vessel into service under this Agreement, Contractor shall make a calculation of the actual savings less actual extra expenses as aforesaid for the period of the lay-up and a balancing payment shall be made by Contractor or Customer, as the case may be.

13.	Super-Numeraries

13.1	Accommodation on board the Vessel

At all times during the Term, Contractor shall allow entry to, and unrestricted access to any part of, the Vessel and provide accommodation for up to three (3) Super-numeraries to inspect and witness all activities carried out by Contractor on the Vessel pursuant to this Agreement without undue interference with Contractor's operation of the Vessel, provided that there shall be no duplication of such persons in the performance of their tasks.

13.2	Reimbursement of costs

Contractor shall provide provisions and all accommodations and requisites as supplied to officers, including reasonable usage of telecommunications and

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

catering services, except alcohol, and Customer shall reimburse Contractor the cost of such provisions or requisites for each Super-numerary while on board the Vessel in the amount of ***** (USD ***** ) per day.

14.	Vessel Temperature and LNG Retention

14.1	LNG Heel

Contractor and Customer shall agree, from time to time based on current experience, the quantity of LNG Heel to be retained on board following regasification of LNG for the purpose of cooling, which shall not be less than the Minimum Heel Inventory.

Except:

(a)	for an Event of Force Majeure;

(b)	following lay-up;

(c)	when otherwise instructed by Customer, or

(d)	for an event attributable to Customer or any Service Excusable Event,

Contractor undertakes that the Vessel shall always when waiting to load LNG at the FSRU Site be in a ready-to-load condition with the average temperature of each cargo tank (excluding top dome) being no warmer than -130ºC with the ability to maintain such temperature for a period of not less than twenty four (24) hours after the later of 00:01 hours on the scheduled loading date or of the time of tendering of Notice of Readiness for the loading of LNG.

LNG normally required for gassing up and cooling for loading LNG following lay-up shall be for Customer's account.  In all cases, even where the cost of LNG for gassing up and cooling down is for Contractor's account, Customer will nonetheless procure the supply of all LNG required for gassing up and cooling down.

14.2	Cool-Down

(a)	Customer shall provide and pay for LNG required for cooling the Vessel's cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)	in the event that the quantity of LNG Heel retained on board as agreed by Contractor and Customer pursuant to Clause 14.1 is not sufficient to enable the Vessel to receive a transfer of LNG from a Shuttle Tanker in a cold and ready to load condition unless such insufficiency is the result of an act or omission on the part of Contractor or Owner or fault of the Vessel;

(ii)	when LNG is required due to:

(A)	an Event of Force Majeure;

(B)	Customer delaying loading of the Vessel;

(C)	a Service Excusable Event;

(D)	the length of time between LNG cargoes supplied to the Vessel;

(E)	Contractor's rejection of Off-Specification LNG in accordance with Clause 5.8; or

(F)	return of the Vessel to service after any lay-up ordered by Customer or after the Vessel has been withdrawn from service at the request or convenience of Customer as a result of which the Vessel has been warmed up and/or Gas freed;

(iii)	where the Vessel is required to receive a transfer of LNG from a Shuttle Tanker, and such Shuttle Tanker did not arrive at the Vessel on schedule.

(b)	Contractor shall pay for LNG at the LNG Price required for cooling the Vessel's cargo tanks in the following circumstances:

(i)	following periods of Off-Hire under this Agreement or periods of off-hire under the ILA;

(ii)	if, except as provided in Clause 14.2(a), on arrival of a Shuttle Tanker at the Vessel is not in a ready-to-load condition; and

(iii)	where the LNG is required and caused by Contractor's breach of this Agreement or Owner's breach of the ILA.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

15.	Pilots and Tugs

15.1	Port Services.

Pilots, tugboats, stevedores, longshoremen or any other provider of port services, when required for the Vessel, shall be employed and paid for by Customer.

15.2	Service of Contractor

Any pilots, tugboats, stevedores, longshoremen or any other provider of port services referred to in Clause 15.1 shall, to the extent providing services to the Vessel, be the borrowed servants of the Contractor and Contractor shall have control over and ultimate liability for the actions of the same to the extent only that such liability is covered by Contractor's insurance as provided in Clause 25.1 (or would have been so covered if Contractor has been in compliance with its obligations under Clause 25.1). Customer shall have ultimate liability for the actions of such pilots, tugboats, stevedores, longshoremen or any other provider of port services to the extent not covered by Contractor's insurance.

16.	FUELS

16.1	Low Sulphur Marine Fuel

From the Delivery Date, to the extent required by any applicable Law or by any Colombian Governmental Authority, Customer shall procure and provide suitable low sulphur marine fuel for the Vessel. Such marine fuel shall as a minimum comply with the quality specification set forth in Schedule IV.

16.2	Use of Marine Fuel as Fuel

From the Delivery Date, Contractor shall procure and/or provide the required marine fuel, and Customer will reimburse Contractor therefor at actual cost. Subject to Customer's obligation to provide sufficient LNG for the use as fuel gas on the Vessel, the maximum daily quantity of marine fuel consumption that Customer shall be required to pay for under this Clause 16.2 shall be ***** ton/day, and this quantity is guaranteed by Contractor. Any excess consumption of marine fuel over ***** ton/day shall be for the sole account of Contractor, except to the extent caused by Customer's failure to provide sufficient LNG (as set out in Schedule VI) for use as fuel gas on the Vessel, or is the result of (i) an

Event of Force Majeure, (ii) any ILA Excusable Event, or (iii) any Service Excusable Event.

16.3	Use of LNG as Fuel

From the Delivery Date, Customer shall provide, at its expense, sufficient LNG for use as fuel gas on the Vessel. LNG fuel gas consumption on the Vessel shall not exceed the amounts set forth in Schedule VII, subject to the conditions specified therein. Based on monthly reconciliations, if the Performance Period Actual Fuel Consumption (as defined in Schedule VII) exceeds the Performance Period Guaranteed Fuel Consumption (as defined in Schedule VII), Contractor shall pay Customer for any excess fuel gas consumption at the LNG Price as provided in Clause 17.1.

16.4	Boil-Off gas

If in respect of each Performance Period when the Vessel is in Storage Condition and for reasons other than (i) an Event of Force Majeure, (ii) any ILA Excusable Event; or (iii) any Service Excusable Event, the amount of Boil-Off exceeds 0.15% of the Maximum Cargo Capacity per day, Contractor shall pay to Customer, an amount equal to the amount of that excess Boil-Off (expressed in MMBtu) multiplied by the relevant LNG Price for the period.

17.	Miscellaneous

17.1	Fuel Prices

Where, under this Agreement, either Contractor or Customer are required to pay for or reimburse the other Party for the value of fuel oil or diesel oil, the transfer price shall be the last documented price paid for each item under an arms-length transaction with an unrelated Person.  Where, under this Agreement, either Contractor or Customer are required to pay for or reimburse the other Party for the value of LNG Heel or natural gas vapours, the transfer price shall be the ex-ship price for such LNG in USD per MMBtu, as stipulated in the applicable LNG purchase and sale agreement to which such LNG or natural gas vapours relate (the "LNG Price").

17.2	Intellectual Property

It is expressly agreed that all intellectual property rights related to the Vessel and related regasification technology, including any intellectual property rights developed by or for Owner or Contractor in relation to the Vessel, shall be or remain the sole and exclusive property of Owner, or Contractor, as the case may be.

18.	Business Principles

18.1	Compliance with Law

Each Party agrees to comply with all Laws and all decrees, ordinances, directives and lawful regulations of any Governmental Authority in connection with this Agreement or applicable to any activities carried out by a Party under this Agreement.

18.2	Proper Practice

(a)	Neither Party shall pay any fee, commission, rebate or anything of value to or for the benefit of any employee of the other Party, nor will either Party do business with any company knowing the results might directly benefit an employee of the other Party. Each Party shall use due diligence not to permit any of the other Party's employees, servants, agents or representatives to engage in any activities contrary or detrimental to the best interests of the other Party.

(b)	The Parties mutually agree that, in connection with this Agreement and the activities contemplated herein, neither of them nor any of their respective employees, authorized agents, representatives or Affiliates will take action, or omit to take any action, that would cause the other Party to be in violation of any Law related to the other Party's business practices.

(c)	The Parties agree that all invoices rendered by each to the other Party as provided for in this Agreement shall, in reasonable detail, accurately and fairly reflect the facts about all activities and transactions which are the subject of the invoice.

(d)	Notwithstanding the generality of the foregoing, each Party represents and warrants that neither it nor any of its officer, director, employee, authorized agent or representative thereof has made prior to the date hereof, and covenants that neither it nor any of its officer, director, employee, authorized agent or representative thereof will make or cause to be made any payment, loan, or gift of any money or anything of value, directly or indirectly:

(i)	to or for the benefit of any official or employee of any Governmental Authority thereof; or

(ii)	to any other Person or entity,

where such payment, loan, or gift of any money or anything of value is intended to influence a decision in favour of a Party in a manner that is inconsistent with the principles set forth in this Clause 18.

18.3	Ethical Policy

Customer and Contractor may each from time to time advise the other Party of any ethical or business practices policy which apply to the relevant Party and the other Party shall use reasonable endeavours to adhere to such policy, provided it does not affect the safe or reliable operation of the Vessel or give rise to the other Party incurring any unreasonable cost.

18.4	SIGTTO

The Vessel shall be operated and maintained in accordance with SIGTTO 2000 edition of liquefied Gas handling principles on ships and in terminals and the 1995 edition of ICS Vessel safety guide (liquefied gases), as they may be amended from time to time.

19.	Drugs and Alcohol

Contractor warrants that it has in force an active policy covering the Vessel which meets or exceeds the standards set out in the "Guidelines for the Control of Drugs and Alcohol On Board Ship" as published by OCIMF dated June 1995 (or any subsequent modification, version, or variation of these guidelines) and in Schedule II, and that this policy will remain in force throughout the Term, and Contractor will exercise due diligence to ensure the policy is complied with.

20.	Pollution and Emergency Response

20.1	Compliance with Pollution Regulations

Contractor shall exercise all due diligence to ensure that no oil, Gas or harmful or hazardous substances of any description shall be discharged or escape accidentally or otherwise from the Vessel; and that the Vessel, its officers and crew shall comply with all international, national and state sea and air pollution and environmental laws, conventions or regulations ("Pollution Regulations") applying in the territorial waters of Colombia, as well as the rules set out in Schedule II.  Contractor shall produce evidence satisfactory to Customer demonstrating Contractor's compliance with any financial responsibility requirements that may exist under any Pollution Regulations.  For the avoidance of doubt, should the Vessel, Owner or Contractor breach any of the undertakings hereunder or commit any offence under any Pollution Regulations and as a result the Vessel is unavailable for service under this Agreement, the Vessel shall be Off-Hire until the Vessel is again in a state to resume service under this

Agreement and has regained a point of progress at least equivalent to that when the hire ceased.

20.2	Member of the International Tanker Owner's Pollution Federation

Contractor warrants that it is a member of the International Tanker Owner's Pollution Federation, or any successor body of the same, and that Contractor will retain such membership during the Term.

20.3	Qualified Individuals

Contractor shall advise Customer of its organizational details and names of Contractor's personnel together with their relevant telephone/facsimile/e-mail numbers, who may be contacted on a twenty four (24) hour basis in the event of spills or environmental emergencies.  Contractor and Customer shall update such information and provide the other Party with such revised details on a regular basis so as to ensure that each Party has up to date and correct information.

Notice to Contractor's Pollution and Emergency Response Department:

John L. Acomb (Designated Person Ashore)

Fax : +47 975 57 401

Mobile: +47 469 171 62

Notice to Customer's Pollution and Emergency Response Department:

To be notified by Customer to Contractor prior to the Delivery Due Date

20.4	Accidental Escape

In the event of any spillage, discharge or release of LNG, Gas or other substance from the Vessel, Contractor shall immediately and at its cost and expense, take all necessary measures to minimize such spillage, discharge or release.  Notwithstanding the foregoing, Customer may, at its option, and upon notice to Contractor undertake measures to prevent or minimize damage in case of an accidental escape of LNG, Gas or other substance from the Vessel.  In such instances, Customer shall be deemed to take all measures on behalf of Contractor and all costs and expenses shall be for Contractor's account.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

20.5	Notice of Accident

Contractor shall promptly notify Customer, and in any event not later than ***** hours after such occurrence, in the event whether occurring at sea or in port, of any fire, explosion, accident, collision, grounding, cargo release or spill or any other reason that could result in a significant or serious damage to the Vessel, the Vessel's crew or cargo.

20.6	Annual Emergency plan

Contractor shall submit to Customer on or before the first (1st) day of each Contract Year an annual emergency plan relating to attending emergencies during operation and maintenance of Vessel.

21.	Force Majeure

21.1	Force Majeure

Subject to Clause 21.2, whether expressly provided or not in this Agreement, a Party (the "Affected Party") shall not be responsible for (i) any failure to perform any of its obligations or undertakings under this Agreement (excluding any obligation to make a payment under the terms of this Agreement, unless such failure is due to an Event of Force Majeure affecting one or more of the banks to or from which such payment is to be made, and it is not possible, using reasonable endeavours for the Affected Party to make payment by alternative arrangements) or (ii) for any loss or damage or delay arising from a failure, delay or omission in performing its obligations hereunder, due to or arising or resulting from an Event of Force Majeure. An "Event of Force Majeure" means any of the following events to the extent that such event (i) is beyond the reasonable control of the Affected Party (or any member of the Höegh LNG Group where Contractor is the Affected Party or any Affiliate of Customer where Customer is the Affected Party) to avoid, prevent or overcome and (ii) does not result from the fault or negligence of, or the failure to avoid or overcome by the exercise of reasonable diligence by, the Affected Party (or any member of the Höegh LNG Group where Contractor is the Affected Party or any Affiliate of Customer where Customer is the Affected Party), and (iii) prevents, hinders or delays the Affected Party from performing its obligations under this Agreement:

(a)	fire, explosion, atmospheric disturbance, lightning, earthquake, tidal wave, tsunami, tsunami warning, typhoon, tornado, hurricane or named storms,

flood, landslide, soil erosion, subsidence, washout, perils of the sea or other acts of God;

(b)	war (whether declared or undeclared), blockade, civil war, act of terrorism, invasion, revolution, insurrection, acts of public enemies, mobilization, civil commotion, riots, sabotage or assailing thieves;

(c)	(except in the circumstances set out in Clause 35.2(b)(ii)) acts of princes or rulers or acts of any Governmental Authority, or compliance with such acts, that directly affect the Affected Party's ability to perform its obligations hereunder;

(d)	plague or other epidemics or quarantines;

(e)	strike, lockout or industrial disturbance at the FSRU Site (except for local labour disputes); or

(f)	chemical or radioactive contamination or ionizing radiation.

21.2	Events Not Force Majeure

The following events and circumstances shall not constitute an Event of Force Majeure:

(a)	a Party's inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)	the withdrawal, denial or expiration of or failure to obtain any approval, permit, license or consent of any Governmental Authority caused by: (i) actions, including a violation of or breach of the terms and conditions of any existing approval, permit, license or consent or other requirement of applicable Law; or (ii) the failure to apply for or follow the necessary procedures to obtain any approval, permit, license or consent or request, acquire or take all commercially reasonable actions to obtain the maintenance, renewal or reissuance of the same, in each case of or by the Affected Party (or any member of the Höegh LNG Group where Contractor is the Affected Party or any Affiliate of Customer where Customer is the Affected Party);

(c)	changes in a Party's market factors, default of payment obligations or other commercial, financial or economic conditions; and

(d)	the breakdown or failure of machinery.

21.3	Notice, Resumption of Normal Performance

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

As soon as possible upon the occurrence of an event that a Party considers may result in an Event of Force Majeure, and in any event within ***** calendar days from the date of the occurrence of an Event of Force Majeure, the Affected Party shall give notice thereof to the other Party describing in reasonable detail:

(a)	the event giving rise to the potential or actual Event of Force Majeure claim, including but not limited to the place and time such event occurred;

(b)	to the extent known or ascertainable, the obligations which may be or have actually been delayed or prevented in performance and the estimated period during which such performance may be suspended or reduced, including the estimated extent of such reduction in performance; and

(c)	the particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

Such notices shall thereafter be supplemented and updated at daily intervals during the period of such claimed Event of Force Majeure specifying the actions being taken to remedy the circumstances causing such Event of Force Majeure and the date on which such Event of Force Majeure and its effects end. The Affected Party shall use reasonable endeavours to mitigate the effects of such Event of Force Majeure and to resume normal performance under this Agreement as soon as reasonable practicable.

21.4	Examination

(a)	The Affected Party shall, at the request of the other Party, give or procure access if they are able so to do (at the expense and risk of the other Party) at all reasonable times for a reasonable number of representatives of such Party to examine the scene of the event and the facilities affected which gave rise to the Event of Force Majeure claim.

(b)	In case of an Event of Force Majeure, the Affected Party shall take all measures reasonable in the circumstances to overcome or rectify the Event of Force Majeure and its consequences and resume normal performance of this Agreement as soon as reasonably possible once the Event of Force Majeure has passed or been remedied; provided, however, that the settlement of any strike, lockout or industrial disturbance shall be in the sole discretion of such Party. To the extent that the Affected Party fails to use reasonable endeavours to overcome or mitigate the effects of an Event of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such reasonable endeavours.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

21.5	Termination for Event of Force Majeure

If one or more Events of Force Majeure prevents or delays the Affected Party from performing any of its obligations or undertakings under this Agreement for a period of ***** months or more over a period of ***** consecutive months, or for a period of ***** months or more over a period of ***** consecutive months, then either Party shall have the right to terminate this Agreement by giving ***** days' prior notice in writing to the other Party without liability for either of the Parties, provided that:

(a)	if during the first ***** consecutive days of an Event of Force Majeure affecting Contractor, Contractor has failed to diligently attempt to overcome the effects of the event, Customer shall have the right to terminate this Agreement without liability for either of the Parties at the expiry of the ***** day period; and

(b)	if Customer elects to continue to pay the Monthly Fee pursuant to Clause 21.6, Contractor shall not have the right to terminate this Agreement pursuant to this Clause 21.5 for so long as Customer continues to pay such Monthly Fees. If Customer elects to cease to pay the Monthly Fee, any termination of this Agreement shall be pursuant to this Clause 21.5. In such case, Customer shall give Contractor ***** days’ notice of such cessation during which time the Monthly Fees shall continue to be payable and Contractor shall be entitled to terminate this Agreement pursuant to this Clause 21.5 with immediate effect from the end of such ***** day period.

21.6	Vessel Remains on Hire

(a)	During the continuance of any Event of Force Majeure, save where such Event of Force Majeure is: (i) affecting the Vessel and (ii) covered by Owner's insurance (or would have been so covered had Owner been in full compliance with its obligations to maintain insurance in accordance with clause 23 of the ILA), the Vessel shall remain on hire except during any day (or part thereof) during which the Vessel would otherwise be Off-Hire for any other reason during such period or any parts thereof. During the continuance of any Event of Force Majeure affecting the Vessel where such Event of Force Majeure is covered by Owner's insurance (or would have been so covered had Owner been in full compliance with its obligations to maintain insurance in accordance with clause 23 of the ILA), the Vessel shall be Off-Hire.

(b)	Notwithstanding the foregoing, unless Customer elects otherwise, in case of one or more Events of Force Majeure Customer's liability for the

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

payment of Monthly Fees shall be limited to a period of up to ***** months over a period of ***** consecutive months and up to ***** months over a period of ***** consecutive months.

22.	Default, Remedies AND RIGHTS OF TERMINATION

22.1	Event of Contractor's Default

(a)	Customer shall be entitled to terminate this Agreement by written notice to Contractor with immediate effect upon Contractor's receipt of Customer's notice in the event that:

(i)	there is any change in the legal or disponent ownership of the Vessel other than as permitted under the ILA;

(ii)	the Classification Society suspends or removes the Vessel's class and, if capable of cure, Contractor has failed to exercise due diligence to cure such default within ***** days of such event occurring;

(iii)	the Vessel ceases to be registered under the laws of the Registry (or such other country where it has otherwise been registered by mutual agreement of the Parties) and such default is not cured within ***** days of such event occurring;

(iv)	except as expressly permitted under the ILA, Owner or Contractor have placed or permitted to exist an Encumbrance on or over the Vessel, this Agreement or the ILA and has failed to remove such Encumbrance within ***** days of being requested to do so by Customer;

(v)	the Vessel is arrested, other than as a result of acts, deeds or omission of or otherwise attributable to Lessee or Customer or any of their respective Affiliates, contractors, servants and subcontractors, and is not released for any reason from such arrest within ***** days after being arrested, provided that only days when the Vessel is Off-Hire in accordance with Clause 10 by reason of such arrest shall be counted;

(vi)	Contractor fails to maintain any of the insurances it is obliged to maintain pursuant to Clauses 24.5 and 25 and, if capable of cure, it has failed to cure such default within ***** days after becoming aware thereof;

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(vii)	Contractor is in material breach of any term or provision of this Agreement (other than those expressly mentioned in the other provisions of this Clause 22.1(a)) and, if capable of cure, Contractor has failed to cure such breach within ***** days after receipt of notice of such breach from Customer;

(viii)	an event of Prolonged Off-Hire occurs in accordance with, and subject to, the provisions of Clause 10.4;

(ix)	Contractor makes an assignment, transfer or novation prohibited by this Agreement;

(x)	Contractor suspends payment of its debts or is unable to pay its debts or is otherwise insolvent;

(xi)	Contractor passes a resolution, commences proceedings, or has proceedings commenced against it, in the nature of bankruptcy or reorganization resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

(xii)	Contractor enters into any composition or scheme or general arrangement with its creditors in circumstances where Clauses 22.1(a)(x) and 22.1(a)(xi) apply;

(xiii)	Contractor fails to comply with the business principles set forth in Clause 18;

(xiv)	subject to Clause 9.5, Höegh Performance Guarantor fails to pay any amount due under this Agreement within thirty (30) days after having been given written notice thereof by Customer;

(xv)	Customer's right to terminate this Agreement has arisen pursuant to Clause 5.7(c),

provided that any such notice may only be served after any specified cure period has expired.

(b)	If Lessee terminates the ILA pursuant to clause 20.2(a) of the ILA, then this Agreement shall be deemed terminated pursuant to this Clause 22.1 at the time of termination of the ILA.

22.2	Event of Customer's Default

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(a)	Contractor shall be entitled to terminate this Agreement by written notice to Customer with immediate effect upon Customer's receipt of Contractor's notice in the event that:

(i)	subject to Clause 9.5, Customer fails to pay the Monthly Fee on or before the Monthly Invoice Due Date on ***** or more separate occasions within any ***** consecutive month period, provided that Contractor exercises such right to terminate within ***** days of the third such event occurring in such ***** consecutive month period;

(ii)	Customer is in material breach of its obligations under this Agreement (other than those obligations referred to in the other provisions of this Clause 22.2(a)), and Customer has failed to cure such breach, or has failed to take steps to cure such breach, within ***** days after having been given written notice thereof by Contractor;

(iii)	Customer suspends payment of its debts or is unable to pay its debts when due or is otherwise insolvent;

(iv)	Customer passes a resolution, commences proceedings, or has proceedings commenced against it, in the nature of bankruptcy or reorganization resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

(v)	Customer enters into any composition or scheme or arrangement with its creditors in circumstances where Clauses 22.2(a)(iii) and 22.2(a)(iv) apply;

(vi)	Customer fails to maintain any of the insurances it is obliged to maintain in accordance with Clause 24.5 and such default is not cured within ***** days after becoming aware thereof;

(vii)	Customer makes an assignment, transfer or novation prohibited by this Agreement; or

(viii)	Customer fails to comply with the business principles set forth in Clause 18,

provided that any such notice may only be served after any specified cure period has expired.

(b)	If Owner terminates the ILA pursuant to clause 20.1(a) of the ILA, then this Agreement shall be deemed terminated pursuant to this Clause 22.2 at the time of termination of the ILA.

(c)	If Lessee terminates the ILA pursuant to clause 20.1(c) of the ILA, then this Agreement shall be deemed terminated pursuant to this Clause 22.2.

22.3	Other Termination Rights

(a)	If the ILA terminates or is terminated for any reason other than those referenced under Clauses 22.1(b), 22.2(b) and 22.2(c), then this Agreement shall be deemed terminated pursuant to this Clause 22.3(a) at the time of termination of the ILA.

(b)	Either Party shall have the right to terminate this Agreement in the circumstances set out in Clause 21.5.

(c)	Either Party shall have the right to terminate this Agreement in accordance with, and subject to, the provisions of Clause 35.2.

22.4	Without Prejudice

On termination of this Agreement prior to the expiry of the Term pursuant to this Clause 22, this Agreement shall cease to have any force and effect and the Parties shall cease to have any rights or obligations under this Agreement, save that:

(a)	the termination of this Agreement shall be without prejudice to any rights, obligations, and remedies arising out of or concerning this Agreement that have vested, matured, or accrued to any Party before the date of the termination;

(b)	the provisions of Clause 34 shall survive the termination of this Agreement for the period specified in Clause 34 (together with any other provisions of this Agreement that are necessary for the interpretation and enforcement of the Parties' rights and obligations under such Clause); and

(c)	the provisions of Clauses 22.5 and 28 shall survive the termination of this Agreement until all amounts payable under Clause 22.5 have been paid in full (together with any other provisions of this Agreement that are necessary for the interpretation and enforcement of the Parties' rights and obligations under such Clause including without limitation the provisions of Clauses 24 and 28).

22.5	Consequences of Termination

(a)	If this Agreement is terminated by Contractor pursuant to Clause 22.2(a) or is deemed terminated pursuant to Clauses 22.2(b) or 22.2(c), subject to Clause 28.2, Customer shall pay to Contractor an amount in damages in respect of any losses that Contractor may incur as a result of the termination of this Agreement and clause 20.5(a) of the ILA shall apply.

(b)	If this Agreement is terminated by Customer pursuant to Clause 22.1(a) or is deemed terminated pursuant to Clause 22.1(b), clause 20.5(b) of the ILA shall apply.

(c)	If this Agreement is terminated or is deemed terminated pursuant to Clause 22.3(b) or 22.3(c), clause 20.5(c) of the ILA shall apply.

(d)	If this Agreement is terminated or is deemed terminated pursuant to Clause 22.3(a), the consequences of termination shall be as set out in the ILA for the relevant termination event.

23.	Representations and Warranties

23.1	Customer's Representations and Warranties

Customer represents and warrants to Contractor that, as at the date of this Agreement:

(a)	it is a legal entity duly organised and in good standing under the laws of its country of organization and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of its obligations under this Agreement;

(b)	this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Customer of this Agreement will not contravene any Law of any Governmental Authority, having jurisdiction over Customer;

(c)	it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Contractor under the terms of this Agreement; and

(d)	this Agreement, its execution, delivery and performance will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Customer is a party or its property is bound.

23.2	Contractor's Representations and Warranties

Contractor represents and warrants to Customer that, as at the date of this Agreement:

(a)	it is a legal entity duly organised and in good standing under the laws of its country of organization and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of its obligations under this Agreement;

(b)	this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Contractor of this Agreement will not contravene any Law of any Governmental Authority, having jurisdiction over Contractor or the Vessel;

(c)	it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Customer under the terms of this Agreement;

(d)	this Agreement, its execution, delivery and performance will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Contractor is a party or its property or the Vessel is bound; and

(e)	it is not party to any contract or agreement with the Thermal Generators.

24.	Indemnification

24.1	Indemnification by Contractor

Contractor shall protect, defend, indemnify and hold Customer harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against any Customer Indemnified Party arising out of, attributable to or in connection with any of the following:

(a)	any damage to or loss of the Vessel and any other of its property, or that of any Contractor Indemnified Party, and personal injury or death (including fatal injury, illness or disease) of its employees or its servants, or those of any Contractor Indemnified Party, regardless of cause or whether or not the negligence, act, omission, default, error or breach by such Customer Indemnified Party caused or contributed to such Damages; and

(b)	any and all damage or harm to the environment, including fines imposed by a Governmental Authority, including Damages for control, removal, remediation, restoration and clean-up of all pollution or contamination, arising from or on account of pollution or contamination resulting from fire, blowout, cratering, seepage, leakage or any other uncontrolled or unlawful flow of liquids, Gas, water or other substances, which originates from the Vessel or the property of any Contractor Indemnified Party used in connection with this Agreement, including spills or leaks of fuel, lubricants, oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewerage, or from any other equipment or materials in the possession or control of any Contractor Indemnified Party, regardless of fault.

24.2	Indemnification by Customer

Customer shall protect, defend, indemnify and hold Contractor harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against any Contractor Indemnified Party arising out of, attributable to or in connection with any of the following:

(a)	any damage to or loss of the Customer's Topside Facilities, the Jetty and any other of its property, or that of any Customer Indemnified Party, and personal injury or death (including fatal injury, illness or disease) of its employees or its servants, or those of any Customer Indemnified Party, regardless of cause or whether or not the negligence, act, omission, default, error or breach by such Contractor Indemnified Party caused or contributed to such Damages; and

(b)	any and all damage or harm to the environment, including fines imposed by a Governmental Authority, including Damages for control, removal, remediation, restoration and clean-up of all pollution or contamination, arising from or on account of pollution or contamination resulting from fire, blowout, cratering, seepage, leakage or any other uncontrolled or unlawful flow of liquids, Gas, water or other substances, which originates from the Customer's Topside Facilities, the Jetty, the pipeline from the Jetty to the national grid infrastructure or the property of any Customer Indemnified Party used in connection with this Agreement, including spills or leaks of fuel, lubricants, oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewerage, or from any other equipment or materials in the possession or control of any Customer Indemnified Party, regardless of fault.

24.3	Remediation

(a)	Customer (or any of its Affiliates) shall have the right, but not the obligation, to take any steps that are reasonably necessary in connection with remediating or cleaning up any damage or harm to the environment attributable to any Contractor Indemnified Party.

(b)	Subject to Clause 24.3(c), to the extent that any Contractor Indemnified Party has responsibility under this Agreement for such damage or harm, Contractor shall reimburse Customer (or its Affiliates) such remediation and/or clean-up costs and Customer (and its Affiliates) shall not have any liability with respect to such remediation and/or clean-up actions.

(c)	Contractor shall not be obliged to reimburse Customer or its Affiliates and Customer (and its Affiliates) shall not be excused from liability pursuant to Clause 24.3(b) to the extent Customer's or its Affiliates' actions cause further damage or harm, unless (subject to Clause 24.3(d)):

(i)	Customer's or its Affiliates' actions have been taken with the prior written consent of Contractor;

(ii)	Customer or its Affiliates are under a legal requirement pursuant to the Laws of Colombia to undertake such remediation actions; or

(iii)	Customer's or its Affiliates' actions are conducted in cooperation with Owner's P&I club and any relevant Governmental Authority.

(d)	Notwithstanding Clause 24.3(c), if Customer or its Affiliates have acted with Gross Negligence/Wilful Misconduct in carrying out the actions referred to in Clause 24.3(c)(i)-(iii), Contractor shall not be obliged to reimburse Customer or any of its Affiliates and Customer (and its Affiliates) shall not be excused from liability pursuant to Clause 24.3(b) to the extent Customer's or its Affiliates' actions cause further damage or harm.

(e)	The performance or non-performance of any such actions by Customer (or its Affiliates) shall not relieve Contractor of any of Contractor's obligations under this Agreement and shall be without prejudice to any other rights or remedies of any Customer Indemnified Party under this Agreement or otherwise.

24.4	Third Party Claims

Each Party (first Party) shall hold harmless and indemnify the other Party (second Party) from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against that second Party (and/or, which may be imposed on the Owner (where Contractor is the second Party) and/or Lessee (where Customer is the second Party)) in respect of loss or damage to the property and/or personal injury or death (including fatal injury, illness or disease) of the personnel or servants of any Third Party, to the extent such Damages are caused by the first Party.

24.5	No Limitation

The aggregate payment due by either Party under this Clause 24 shall be without monetary limitation. The Parties shall procure and maintain, at their own cost, valid and enforceable insurances at reasonable commercial levels to cover their obligations under Clause 24.1 and 24.4 (in the case of Contractor) and Clause 24.2 and 24.4 (in the case of Customer).

25.	Insurance

25.1	Insurance Requirements

(a)	Contractor shall procure and maintain insurance at Contractor's expense in accordance with the terms of Clause 24.5 (unless such protection for Contractor and its obligations towards Customer is already provided by those insurances procured by the Owner under the ILA) on and from the Delivery Date to the end of the Term. On or before the Delivery Date, and thereafter on each renewal of such insurances, Contractor shall provide Customer with a true copy of the insurance certificates, cover notes or certificates of entry, showing that such insurance cover will be effective on and from the Delivery Date. Customer shall be noted and named as co-assured under such insurances for Customer's respective rights and interests as they may appear, including (for the avoidance of doubt) P&I as per standard protective co-insurance provisions.

(b)	Customer shall procure and maintain insurance at Customer's expense in accordance with the terms of Clause 24.5. On or before the Delivery Date, and thereafter on each renewal of such insurances, Customer shall provide Contractor with a true copy of the insurance certificates, cover notes or certificates of entry, showing that such insurance cover will be effective on and from the Delivery Date. Owner and Contractor shall be noted and named as the co-assured under such insurances for their respective rights and interests as they may appear.

25.2	No Subrogation

(a)	No Contractor Indemnified Party or insurers under the insurances referred to in Clause 25.1 shall have any right of recovery or subrogation against any Customer Indemnified Party on account of any loss or claim for which Contractor is required to indemnify a Customer Indemnified Party in accordance with Clause 24.1.

(b)	No Customer Indemnified Party or insurers under the insurances referred to in Clause 24.5 shall have any right of recovery or subrogation against any Contractor Indemnified Party on account of any loss or claim for which Customer is required to indemnify a Contractor Indemnified Party in accordance with Clause 24.2.

25.3	Reimbursement by Contractor

If any costs incurred by Customer are not indemnifiable in full by Contractor under Clause 24.1 of this Agreement but which costs can be recovered under the Compulsory Insurances, Contractor shall make a claim under the Compulsory Insurances on behalf of Customer, and the amounts recovered shall be paid by Contractor to Customer immediately following such recovery (less any reasonable legal costs incurred in making such recovery).

25.4	Claims

Contractor shall diligently pursue all claims which can be made under the Compulsory Insurances. Contractor shall notify Customer of the amount and the nature of any expected or actual claims and recoveries.

26.	NOVATION AND Assignment

26.1	Customer's Right of Novation

Save as set out in Clause 26.2, Customer may assign, transfer or novate its rights and obligations under this Agreement to any third party with the prior written consent of Contractor, such consent not to be unreasonably withheld, conditioned or delayed. It shall be reasonable for Contractor to withhold or to condition its consent to a proposed assignment, transfer or novation to a proposed transferee inter alia if:

(a)	the creditworthiness of either the third party transferee or, if the third party transferee will provide a guarantee, the creditworthiness of any guarantor of the obligations of the third party transferee is not reasonably satisfactory to Contractor;

(b)	the third party transferee or any affiliate of the third party transferee is involved in an actual or threatened legal dispute or arbitration with Contractor or any Affiliate of Contractor;

(c)	it would be unlawful or contrary to applicable sanctions affecting Contractor or any Affiliate of Contractor for Contractor to provide the FSRU Services to the third party transferee; or

(d)	the third party transferee is not able to demonstrate to Contractor's reasonable satisfaction that it has the experience required to fulfil the obligations of Customer under this Agreement.

In the event that Customer wishes to assign, transfer or novate this Agreement under this Clause 26.1, and has received the consent of Contractor, Contractor shall:

(a)	execute a Novation Deed with Customer and the novatee; and

(b)	do all such other acts and things as may reasonably be required by Customer to effect the novation.

Customer shall compensate Contractor for any legal or other directly related costs incurred in documenting and executing the Novation Deed to effect a novation under this Clause 26.1.

26.2	Customer's Right of Assignment

Customer may assign its rights (but not transfer its obligations) under this Agreement to:

(a)         an Affiliate of Customer without Contractor's consent, provided that Customer shall always remain responsible for due fulfilment of this Agreement notwithstanding such assignment; and/or

(b)         Customer's lenders under a limited recourse financing, if applicable.

26.3	Contractor's Right of Novation

Contractor may assign, transfer or novate its rights and obligations under this Agreement to a new special purpose entity formed under the laws of Colombia which will be a wholly-owned subsidiary of a member of the Höegh LNG Group (the "Nominee"), and Customer shall:

(a)	consent to such novation;

(b)	execute a Novation Deed with Contractor and the Nominee; and

(c)	do all such other acts and things as may reasonably be required by Contractor to effect the novation,

provided that Customer has first received confirmation in writing in a form reasonably satisfactory to Customer from the Höegh Performance Guarantor that the Höegh Performance Guarantee continues in full force and effect and that the Höegh Performance Guarantor shall guarantee the obligations assumed by such Nominee under this Agreement as if the Nominee had been an original Party to this Agreement.

Save as aforesaid in this Clause 26.3 and for the Approved Mortgage, Contractor may assign, transfer or novate its rights and obligations under this Agreement to any third party other than the Nominee with the prior written consent of Customer, such consent not to be unreasonably withheld, conditioned or delayed. It shall be reasonable for Customer to withhold or to condition its consent to a proposed transfer or novation to a proposed transferee inter alia if:

(a)	the creditworthiness of either the third party transferee or, if the third party transferee will provide a guarantee, the creditworthiness of any guarantor of the obligations of the third party transferee is not reasonably satisfactory to Customer;

(b)	the third party transferee or any affiliate of the third party transferee is involved in an actual or threatened legal dispute or arbitration with Customer or any Affiliate of Customer;

(c)	it would be unlawful or contrary to applicable sanctions affecting Customer or any Affiliate of Customer for the third party transferee to provide the FSRU Services to Customer; or

(d)	the third party transferee is not able to demonstrate to Customer's reasonable satisfaction that it has the experience required to fulfil the obligations of Contractor under this Agreement

In the event that Contractor wishes to assign, transfer or novate this Agreement to a Person other than the Nominee, and has received the consent of Customer, Customer shall execute a Novation Deed with Contractor and the novatee and do all such other acts and things as may reasonably be required by Contractor to effect the novation.

Contractor shall compensate Customer for any legal or other directly related costs incurred (including taxes) in documenting and executing the Novation Deed to effect a novation under this Clause 26.3.

26.4	Contractor's Right of Assignment

Contractor may assign its rights (but not transfer its obligations) under this Agreement to:

(a)         an Affiliate of Contractor without Customer's consent, provided that Contractor shall always remain responsible for due fulfilment of this Agreement notwithstanding such assignment; and/or

(b)         subject to clause 25.4 of the ILA, the Approved Mortgagee by way of security, provided any claims and encumbrances arising from such assignment and/or grant of a security interest by Contractor shall be subject to the terms of the Approved Mortgagee's Direct Agreement.

27.	Liens

27.1	Contractor's Liens

Contractor shall not have, or allow any third party (claiming through Contractor) to have, any Encumbrance on the Vessel, any cargoes, or fuel, or any sums payable to Customer or with respect to the sale of regasified LNG discharged by the Vessel, except to the extent such Encumbrances are permitted in accordance with the provisions of the ILA.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

27.2	Customer's Liens

Customer shall not have, or allow any third party (in their dealings with Customer) to have, a lien on the Vessel.

27.3	Release of Lien

In the event that any lien shall attach by operation of Law or in violation of this Clause 27, Contractor and/or Customer, as the case may be, shall take such steps as reasonably necessary to ensure that the lien does not interfere with the Vessel's operations or with Customer's right to the Vessel and its cargo or Redelivery and export of the Vessel from Colombia and to effect prompt release of such lien prior to the enforcement thereof.

28.	Exclusions, limitation of liability and liquidated damages

28.1	No Consequential Loss

Except as otherwise expressly provided in this Agreement, neither Party shall be liable to the other Party for any Consequential Loss suffered or incurred by the other Party.

28.2	Cumulative cap on liability

(a)	Subject to Clauses 28.2(b) and 28.2(c), but notwithstanding any other provision of this Agreement or the ILA:

(i)	the aggregate, cumulative total liability of Lessee under or in connection with the ILA and of Customer under or in connection with this Agreement howsoever arising, whether in contract, tort (including negligence) or otherwise arising at law, shall in no event exceed an amount equal to ***** Dollars (USD *****); and

(ii)	the aggregate, cumulative total liability of Owner under or in connection with the ILA and of Contractor under or in connection with this Agreement howsoever arising, whether in contract, tort (including negligence) or otherwise arising at law, shall in no event exceed an amount equal to ***** Dollars (USD *****).

(b)	Subject to Clause 28.2(c), but notwithstanding any other provision of this Agreement or the ILA:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(i)	the cap specified in Clause 28.2(a)(i) shall be increased to ***** Dollars (USD *****) in the event of Gross Negligence/Wilful Misconduct of Lessee and/or Customer; and

(ii)	the cap specified in Clause 28.2(a)(ii) shall be increased to ***** Dollars (USD *****) in the event of Gross Negligence/Wilful Misconduct of Owner and/or Contractor.

(c)	The provisions of Clauses 28.2(a) and Clauses 28.2(b) shall not apply to any payments made under the indemnity provisions in clause 21 of the ILA and/or Clause 24, or to the payment of Hire , Standby Hire and Accrued Hire earned by Owner under the ILA and/or the payment of any amounts in respect of the MSO Optional Change, the Hard Arms Optional Change or the Pre-VAD Lessee LOC Costs and/or the payment of the Daily Fee earned by Contractor under this Agreement.

28.3	Liquidated Damages

It is understood and agreed by the Parties that, notwithstanding anything to the contrary in this Agreement, the payment of sums specified as liquidated damages in this Agreement is in lieu of actual damages for any losses in respect of any event in respect of which such liquidated damages are payable and that, subject to Clause 22 and any other express provisions of this Agreement, recovery of such liquidated damages is the sole remedy of the Party being entitled to liquidated damages in respect of any event in respect of which such liquidated damages are payable. To the extent permitted by applicable Law, the Party being liable to pay liquidated damages waives any defence as to the validity of the liquidated damages specified in this Agreement on the grounds that such liquidated damages are void as penalties. In the event that such amounts are declared or agreed not to be liquidated damages then, the liability of the Party being liable to pay liquidated damages to pay actual damages in respect thereof shall be capped at an amount equivalent to the amount which would otherwise have been paid as liquidated damages.

29.	REMEDIES AND WAIVER

29.1	Remedies

Except as otherwise expressly stated in this Agreement, the rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

For the avoidance of doubt, when under the terms of this Agreement a particular remedy is described as the "sole and exclusive remedy" of a Party for a particular event, circumstance or breach, such remedy shall, save for any specified exceptions, be the sole and exclusive remedy of such Party to the exclusion of any other remedy whatsoever which may otherwise have been available to it whether under this Agreement, in tort (including negligence) or otherwise arising at law.

29.2	Waiver

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given. No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Parties.

29.3	Waiver of claims against the Thermal Generators

Contractor hereby irrevocably waives any actual or future claim it may have against the Thermal Generators in respect of any breach of the terms of this Agreement.

Customer hereby warrants that the TUAs with the Thermal Generators contain confirmation from the Thermal Generators that they waive any actual or future claim they may have against Contractor in respect of any breach of the terms of this Agreement.

30.	Construction

30.1	Entire Agreement

This Agreement comprises the full and complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications, understandings and agreements between the Parties, whether written or oral, expressed or implied, with regard to said subject matter.

30.2	Independent Construction

No provision of this Agreement shall be interpreted or construed against a Party because that Party or its legal representative drafted the provision.

30.3	Severability

All provisions of this Agreement are severable, and the unenforceability of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	Notices

31.1	Address for Notices

Except for notices related to scheduling pursuant to Clause 5.10, and notices required to be given under Clause 20, any notice to be given, or required to be given, by either Party to the other Party hereunder, shall be sent by fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Contractor:

Prior to the Delivery Date:

Vegard Hellekleiv

Drammensveien 134

0212 Oslo

Tel: +47 975 57 447

Fax: + 47 975 57 401

Email: vegard.hellekleiv@hoeghlng.com

After the Delivery Date:

Rune Karlsen

Drammensveien 134

0212 Oslo

Tel: +47 975 57 450

Fax: + 47 975 57 401

Email: rune.karlsen@hoeghlng.com

Copy to: Ragnar Wisløff (ragnar.wisloff@hoeghlng.com)

Notice to Customer:

José Luis Montes Gómez

SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

Calle 66 No. 67-123

Barranquilla

Colombia

Tel: +57 5 371 3217

Email: Jose.Montes@promigas.com

or to such other addresses as the Parties may respectively from time to time designate by notice in writing.  Any failure to transmit a copy of the notice to a Party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause 31.

31.2	Receipt of Notices

Any notice required to be given pursuant to this Agreement shall be deemed to be duly received only:

(a)	in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours (09:00 - 17:00) on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day; and

(b)	in the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day.

31.3	Communications

Unless otherwise expressly provided in this Agreement, all notices, approvals, agreements, rejections, requests, consents, elections, instructions, designations, authorizations, responses, and all other communications required to be given by either Contractor or Customer to the other one under or in connection with this Agreement shall be in writing and in the English language.

32.	governing Law and dispute resolution

32.1	Governing Law

This Agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with English law.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

32.2	Expert Determination

(a)	In the event that a Technical Dispute arises between the Parties, and the Parties have been unable to resolve such matter within ***** days of service of a dispute notice, the Parties agree to refer the dispute or difference for determination to an expert who meets the Expert Criteria (the "Expert").

(b)	The identity of the Expert and the terms of appointment are to be agreed by the Parties, provided that the Expert agreed by the Parties meets the Expert Criteria. If agreement on appointment (and its terms) is not reached within ***** days of the decision to refer the dispute to an Expert, either Party can apply to the ICC, to appoint an expert who meets the Expert Criteria. To the extent the terms of appointment of the Expert are not agreed by the Parties, the Expert shall decide the terms of his appointment.

(c)	In making a determination the Expert shall act as an expert and not as an arbitrator and his decision will (in the absence of manifest error and/or fraud) be final and binding on the Parties.

(d)	The Expert shall provide his determination within ***** months of the matter being referred to him and shall give reasons for his determination.

(e)	In the event the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by Clause 32.2(d), then either Party may apply to the ICC to discharge the Expert and to appoint a replacement Expert who meets the Expert Criteria. This Clause 32.2 applies in relation to the new Expert as if he were the first Expert appointed.

(f)	Each Party agrees to bear the costs incurred in relation to the reference to the Expert (which includes each Party's own costs and those of the Expert) in the proportions the Expert may direct or, in the absence of direction, equally. To the extent permitted by law, the Parties shall, as soon as reasonably practicable, provide to the Expert access to their respective premises and documents as may be required by the Expert to make his decision.

(g)	In the event that any disputes to be decided pursuant to this Clause 32.2 are Related Disputes (either under this Agreement, the ILA, a TUA or the EPC Contract), the following shall apply:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(i)	where one or more Related Disputes have been referred to an Expert for determination and those Related Disputes arise under either this Agreement or this Agreement and the ILA, the Parties agree that such disputes shall be determined (separately) by whichever Expert was first appointed;

(ii)	subject to the provisions of Clause 32.2(g)(iii), where one or more Related Disputes have been referred to an Expert for determination and at least one of the Related Disputes arises out of a TUA or the EPC Contract, and an Expert is first appointed in respect of a TUA or EPC Contract Related Dispute, a Party will not be bound to use that same Expert to determine the Related Dispute under this Agreement unless it has consented to do so;

(iii)	in case of Related Disputes where an Expert has yet to be appointed in relation to either, the Parties agree to appoint the same Expert to determine both (at the same time). Where a Related Dispute arises first out of a TUA or the EPC Contract, Customer will notify Contractor of the Related Dispute and the proposed Expert under the EPC Contract or TUA Related Dispute (the "Proposed Expert"). Contractor shall confirm whether or not it agrees to the appointment of the Proposed Expert, such confirmation to be provided in writing within ***** days of notification of the Related Dispute and Proposed Expert. If no such confirmation is provided by Contractor, Contractor will be deemed to have accepted the Proposed Expert. In the event that Contractor confirms that it does not agree to the Proposed Expert, the provisions of Clause 32.2(b) of this Agreement shall apply, save that the ICC will also be requested to appoint the same Expert to determine such Related Disputes at the same time;

(iv)	if a Related Dispute which has already been determined gives rise to common issues, the Parties agree that submissions and evidence adduced, and the determination made, in the Related Dispute shall be admissible as evidence in the expert determination concerning the more recent dispute.

32.3	Arbitration

(a)	Save as set out in Clause 32.2, any dispute, controversy or claim arising out of or in connection with this Agreement or its formation, including any non-contractual disputes (a "Dispute") shall be finally and (except as expressly provided otherwise in this Clause 32.3) exclusively determined by referral to arbitration in London, England, in accordance with the Rules of the London Court of International Arbitration ("LCIA Rules"), as may be amended from time to time, by a panel of three (3) suitably qualified arbitrators, fluent in English, familiar with the general principles of English law, and experienced in arbitrations conducted under the LCIA Rules.  Notwithstanding the above provisions, either Party may seek interlocutory relief in equity, if appropriate.  Each Party shall appoint one (1) arbitrator, and the two (2) so appointed shall thereafter appoint the third arbitrator.

(b)	The language of the arbitration shall be English.

(c)	The arbitrators are not authorized to make any decision or award ex aequo et bono but shall apply the governing law chosen by the Parties.

(d)	The arbitral panel shall issue its reasoned award in writing, and is authorized to award costs and attorneys' fees to the prevailing Party as part of its award.

(e)	Any award shall be binding and enforceable against the Parties in any court of competent jurisdiction, and the Parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(f)	Notwithstanding the foregoing agreement to arbitrate, the Parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration, and in seeking such relief shall not waive the right of arbitration.

(g)	The Parties shall continue to perform this Agreement during arbitration proceedings and the arbitral panel shall have the authority to determine the validity of this Agreement and to arbitrate any Dispute submitted to it.

32.4	Common Disputes

Subject to Clause 32.5(b) below, the Parties agree as follows:

(a)	where a Dispute arises which raises one or more common issues of fact or law with a Dispute that has already arisen under this Agreement or the ILA (whether or not arbitration of the other Disputes has already been commenced) (the "Common Disputes"), then the Parties agree to appoint the same tribunal in respect of the Common Disputes (the "Common Tribunal"). Where arbitrators have already been appointed to determine any of the Common Disputes, the tribunal first appointed will constitute the Common Tribunal. The Parties will ensure that the appointment of any other arbitrator is terminated immediately. The termination is without prejudice to: (A) the validity of any act done or order made by that arbitrator or by the court in support of that arbitration before his appointment is terminated; (B) his entitlement to be paid his proper fees and disbursements; and (C) the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision;

(b)	if it considers it to be in the interests of justice and efficiency, the Common Tribunal can order the Common Disputes to be consolidated (a "Consolidation Order"). On making a Consolidation Order, the Common Tribunal will have jurisdiction to the exclusion of any other tribunal which may have been appointed in respect of any of the Common Disputes, to finally resolve all the consolidated disputes;

(c)	if a Consolidation Order is made, the Parties to each of the proceedings that are the subject of the order will be treated as having consented to the consolidated proceedings. The Parties agree that the Consolidation Order and the award of the Common Tribunal will be final and binding;

(d)	if Common Disputes have already been finally determined under the ILA, the determination of the Common Disputes will be binding on the Parties under this Agreement.

32.5	Joinder

(a)	Subject to Clause 32.5(b) below, the Parties agree:

(i)	that the arbitral tribunal has power to join any party that is not party to the arbitration to the proceedings (an "Additional Party") as conferred by Article 22.1(h) of the LCIA Rules and each Party consents to such joinder;

(ii)	that it may be joined as an Additional Party to any arbitration commenced under the ILA; and

(iii)	not to unreasonably object to the joinder or otherwise obstruct any attempt to join an Additional Party.

(b)	The arbitral tribunal may only exercise such powers in Clauses 32.4 and 32.5(a) above if all parties to the relevant arbitral proceedings (including in relation to Clause 32.5(a), any Additional Party) have been given a reasonable opportunity to make representations to the arbitral tribunal in relation to the exercise of such powers.

(c)	If more than two (2) Parties are involved in any arbitral proceedings the arbitral tribunal shall have all powers necessary to establish any supplementary procedural rules required or desirable in view of the multi-party nature of the arbitral proceedings. Such powers shall include the ability to issue one or more arbitration awards during or at the conclusion of the arbitration as considered necessary, appropriate or expedient by the arbitral tribunal.

32.6	Caveat

Notwithstanding the reference of a Dispute for resolution under the provisions of Clause 32.2 or 32.3, the Parties shall continue diligently to observe and perform their respective obligations and duties under this Agreement as if no Dispute had arisen, except if a Party has given notice to terminate this Agreement. This Clause 32 shall survive termination of this Agreement.

33.	WAIVER OF IMMUNITY

To the extent that a Party is entitled in any jurisdiction to claim for itself or its property or assets any right of immunity, including immunity from submission to jurisdiction, service of any documents, recognition of an award or suit, judgment, enforcement, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process whatsoever or wheresoever, or to the extent that in any such jurisdiction there may be attributed to such Party or its assets or property such immunity (whether or not claimed), the such Party hereby irrevocably agrees in respect of any Disputes or the enforcement of any judgment or arbitration award against any of its property or assets not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and, without limitation, it is intended that the foregoing waiver of immunity shall have irrevocable effect for the purposes of the United States Foreign Sovereign Immunities Act 1976 in any Disputes to which that Act is applicable.

34.	Confidentiality

34.1	Confidential Information

The Parties agree to keep Confidential Information strictly confidential, except in the following cases when a Party shall be permitted to disclose such information:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing Party;

(b)	it is required to be disclosed under Law or order of Governmental Authority or stock exchange regulations (provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure);

(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(d)	to any of the following Persons to the extent necessary for the proper performance of their duties or functions:

(i)	a supplier or carrier, or a potential supplier or carrier, of LNG shipped or to be shipped on the Vessel;

(ii)	the Terminal Users;

(iii)	an Affiliate of the disclosing Party;

(iv)	employees, officers, directors and agents of the disclosing Party (or an Affiliate);

(v)	professional consultants retained by a disclosing Party; or

(vi)	financial institutions advising on, providing or considering the provision of financing to the disclosing Party or its Affiliates,

provided, however, that the disclosing Party shall exercise due diligence to ensure that no such Person shall disclose Confidential Information to any unauthorized persons under any unauthorized circumstances and subject to substantially equivalent conditions of confidentiality.

34.2	Survival

The provisions of this Clause 34 shall survive for a period of ***** years after the termination or expiry of this Agreement.

35.	SANCTIONS

35.1	Operation of the Vessel and Sanctions

(a)	Contractor shall not be obliged to provide FSRU Services in a manner which would be contrary to Sanctions Laws applicable to Contractor or its Affiliates.

(b)	If the Vessel is already providing FSRU Services and such provision contravenes or becomes illegal under Sanctions Laws, Contractor shall have the right to refuse to proceed with such services and to make arrangements for any LNG on board the Vessel to be discharged and redelivered to Customer. The Daily Fee shall remain payable during any period where FSRU Services are provided, including without limitation, any discharge pursuant to this Clause 35.1(b).

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(c)	Subject to Clause 35.2 below, any time during which the Contractor fails to perform FSRU Services by reason of this Clause 35.1, shall be treated in the same way as an Event of Force Majeure in accordance with Clause 21 hereof.

35.2	Non-Compliant Parties

(a)	Each of Contractor and Customer respectively warrant for itself and their respective Affiliates that at the date of this Agreement:

(i)	it is in compliance with Sanctions Laws applicable to such Party;

(ii)	it is not a Restricted Party; and

(iii)	it is not subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws applicable to such Party by any Sanctions Authority.

(b)	If at any time during the performance of this Agreement either Party becomes aware that the other Party (the "Non-Compliant Party") would be in breach of the warranties in Clause 35.2(a) if such warranties were to be given from the date of this Agreement until the end of the Term:

(i)	such Party shall give notice to the Non-Compliant Party (a "Sanctions Warranty Notice");

(ii)	from the date of the Sanctions Warranty Notice, performance of the obligations of Contractor and Customer under this Agreement shall be suspended without liability of either Party unless and until performance resumes in accordance with Clause 35.2(b)(iv) below or this Agreement is terminated pursuant to Clause 35.2(b)(v) below;

(iii)	if Contractor is the Non-Compliant Party, such period of suspension shall count as Off-Hire. If Customer is the Non-Compliant Party, Customer shall continue to be obliged to pay the Daily Fee during the period of suspension subject to such payment of Daily Fee, and its receipt by Contractor, not being in breach of Sanctions Laws. If payment of Daily Fee by Customer and its receipt by Contractor is in breach of Sanctions Laws and remains so for a period of ***** days or more, Contractor shall be entitled to terminate this Agreement with immediate effect by sending written notice thereof to Customer, such termination being treated as a termination under Clause 22.3;

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(iv)	Contractor and Customer shall use all reasonable endeavours to apply for and obtain any applicable license or authorisation which will enable the Parties to resume performance of this Agreement notwithstanding the circumstances giving rise to the operation of this Clause 35.2 and upon the obtaining of such license or authorisation performance of the obligations of Contractor and Customer under this Agreement shall resume and any amount of Daily Fee which has not been paid by reason of it being contrary to Sanctions Laws shall to the extent legally permissible, become immediately due and payable by Customer to Contractor; and

(v)	if no licence or authorisation as referred to in Clause 35.2(b)(iv) above is obtained within ***** days of the Sanctions Warranty Notice referred to in Clause 35.2(b)(i) above or if it shall at any earlier time be apparent to the Party which is not the Non-Compliant Party that there is no reasonable prospect of any such licence or authorisation being obtained, either Party may terminate this Agreement by notice to the other Party, such termination being treated as a termination under Clause 22.3.

(c)	Notwithstanding anything in this Clause 35 to the contrary, Contractor or Customer shall not be required to do anything which constitutes a violation of Sanctions Laws applicable to such Party, or of any other laws and regulations of any State to which either of them is subject.

36.	LANGUAGE

The official text of this Agreement and any Schedules attached hereto and any notices given hereunder shall be in English. This Agreement and any Schedules attached hereto shall be translated into Spanish for Colombian law purposes. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

37.	AMENDMENTS

This Agreement may only be amended by written instrument signed by both Parties and expressly referencing this Agreement.

38.	COUNTERPARTS

This Agreement may be executed in counterpart, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

39.	RIGHTS OF THIRD PARTIES

A Person who is not a Party has no right under the terms of the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first above written.

CONTRACTOR

Signed by: /s/ Thomas Thorkildsen

Name: Thomas Thorkildsen

Title: Attorney-in-fact

For and on behalf of HÖEGH LNG HOLDINGS LTD.

Pursuant to a power of attorney dated 1 October 2014

CUSTOMER

Signed for and on behalf of SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

By: /s/ Jose Luis Montes

Name: Jose Luis Montes

Title: General Manager

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Schedule I - Jetty and Customer's Topside Facilities

1.	EQUIPMENT REQUIREMENTS

1.1	Jetty topsides equipment will include:

(a)	a minimum of two (2) Marine High Pressure natural Gas Marine Unloading Arms ("Marine HP NG Unloading Arms"), or as many as are required to comply with the n+1 redundancy requirements:

(i)	the specifications of which will be developed by the EPC Contractor;

(ii)	which are to be preventatively maintained every ***** months; and

(iii)	which shall have wind operability limits of a maximum of thirty five (35) knots;

(b)	additional firefighting and safety equipment (including fire water monitors and high expansion foam);

(c)	a Gas pipeline;

(d)	a Marine Loading Arms platform, which will include:

(i)	a pig launcher for the Gas pipeline; and

(ii)	a small nitrogen storage tank required for the Marine Loading Arms for the purge of the swivel joint areas;

(e)	mooring equipment suitable for the mooring of a vessel with a one hundred and seventy thousand cubic metres (170,000 m3) capacity and side by side mooring of the Vessel and Shuttle Tanker;

(f)	emergency diesel power generator (which will be located onshore) for the use during emergency of operation of hydraulic unit of Marine Loading Arms, emergency shutdowns, and motor-operated valves required on Jetty; and

(g)	Jetty-Vessel instrumentation and a controls interface link.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

1.2	Onshore equipment will include:

(a)	an onshore receiving facility, including the following components:

(i)	a pig receiver;

(ii)	a pressure let down station;

(iii)	High integrity protection system for pipeline Gas pressure control, and

(iv)	metering systems; and

(b)	a Gas pipeline from the onshore metering system to the custody transfer point.

1.3	Long lead items

(a)	The Marine HP NG Unloading Arms will be delivered approximately ***** months following execution of the EPC Contract.

(b)	The unloading platform and the access trestle will be delivered approximately ***** months following execution of the EPC Contract.

(c)	Procurement of marine structural steel and piling during the engineering phase after the sixty per cent (60%) Design Control point.

2.	APPLICABLE STANDARDS AND REQUIREMENTS

2.1	Applicable codes and standards

(a)	International standards for the jetty design of LNG terminals which shall be consulted in the development of the basis of design:

(i)	OCIMF, Effective Mooring, 3rd Edition, 2010;

(ii)	OCIMF, Mooring Equipment Guideline, 3rd Edition, 2008;

(iii)	SIGTTO, LNG Operations in Port Areas, 2003;

(iv)	PIANC, Harbour Approach Channels Design Guidelines, 2014;

(v)	API RP-2A WSD Recommended Practice for Planning, Designing and Constructing and LRFD Fixed Offshore Platforms, American Petroleum Institute;

(vi)	BS 6349 British Standard Code of Practice for Maritime Structures;

(vii)	PIANC report WG33 Guidelines for the Design of Fender Systems;

(viii)	PIANC report WG34 Seismic Design Guidelines for Port Structures;

(ix)	PIANC-IAPH WG 30 Approach Channels – A guide for Design;

(x)	OCIMF MEG3 Mooring Equipment Guidelines, Oil Companies International;

(xi)	Marine Forum;

(xii)	MOTEMS Marine Oil Terminal Engineering and Maintenance Standards;

(xiii)	IMO International Ship and Port Facility Security Code (ISPS);

(xiv)	DNV-RP-B401 Cathodic Protection Design;

(xv)	Coastal Engineering U.S. Army Corps of Engineers, 2003;

(xvi)	The Rock Manual The use of rock in hydraulic engineering, CIRIA-CUR, 2007;

(xvii)	Cuomo, M. Tirindelli, W. Allsop. (2007) Wave-in-deck loads on exposed jet-ties. Journal of Coastal Engineering 54, pg. 657-679.

In order to minimize conflicting requirements, the following Table outlines the scope of usage for each code listed above.

(A)	API RP-2A WSD and LRFD Estimation of environmental loads and effects on piles such as current forces, marine growth, scour, buoyancy,

impact re-sistance, recommendations on fatigue of connections, design of pin piles (WSD: trestle, LRFD: berth).

(B)	BS 6349 Estimation of environmental loads on vessels including wind and current for moored vessels, guidance on limiting vessel motions while at berth. Determination of maritime loads, load factor and load combinations (berthing, wave, current, mooring, wind effects).

(C)	PIANC WG33 Estimation of berthing energy requirements, abnormal en-ergy factors of safety, vessel approach velocities, fender selection, and al-lowable hull pressures.

(D)	PIANC WG 34 Estimation of allowable damage during design seismic events, guidelines for selection of design seismic events.

(E)	PIANC WG 55 Safety Aspects of Berthing Operations for Gas Tankers.

(F)	OCIMF MEG3 Recommendations for selection of mooring lines, guidance on selection of mooring equipment on berth, recommendations for location and number of mooring and berthing dolphins.

(G)	IMO Recommendations and requirements on port safety.

(H)	DNV-RP-B401 Design of Cathodic Protection Systems for Piles and other Marine Components

2.2	Marine terminal basis of design

(a)	A marine terminal basis of design shall be developed under the EPC Contract.

(b)	The maximum hull pressure shall be one hundred and fifty kilo pascals (150kPa).

(c)	Vessel berthing velocities and berthing angle of attack will be determined during bridge simulation studies prior to vessel arrival.

(d)	Shuttle Tanker berthing and mooring during off-loading operations will be determined based on the outcome of bridge simulation studies and second order-dynamic mooring analyses.

(e)	The marine terminal basis of design will be developed in accordance with the reference standards listed on Section 2.1 above and in accordance with schedule 1 of the ILA.

2.3	Fenders and cathodic protection

(a)	Fenders technical specification

The requirements of Jetty fenders for an FSRU moored at all times are to be confirmed with time domain simulations.

(b)	Cathodic protection technical specification

The impressed current protection system will be designed so as to prevent premature breakdown of the Jetty Structure Piling and metallic structures and reinforcing bar. The design parameters are to be identified in hazard identification and hazard operability studies during detailed design.

2.4	Metoceanic report

Calibration for the metocean derivations (such as Site-specific wave measurements) should be performed to calibrate the swan model.

(a)	Basic mooring study:

(i)	The mooring assessment was completed using OPTIMOOR. Detailed design will be performed using a mooring package suitable for time domain simulations accounting for second order wave loads. For side by side mooring assessment the software package will also account for ship-to-ship hydrodynamic interactions.

(ii)	The mooring system will be checked for the mooring of a vessel with a one hundred and seventy thousand cubic metres (170,000 m3) capacity side by side with a Shuttle Tanker. The mooring requirements are to be confirmed with time domain simulations.

(b)	Detail manoeuvring study :

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Full mission bridge simulations shall be conducted at least ***** days prior to the Delivery Date for the Vessel as well as for the Shuttle Tankers to be moored side by side with the Vessel to confirm the adequacy of the channel, turning areas and size and number of tugs required for navigation, manoeuvring and berthing.

Schedule II - HSSE Requirements

1.	CONTRACTOR'S CORPORATE HSSE SYSTEM

1.1	Contractor has and shall maintain a company HSSE policy (as detailed in Annex 2). Contractor’s quality assurance and quality control systems implemented under its HSSE policy shall comply with:

(a)	ISO 9001;

(b)	ISO 14001; and

(c)	OHSAS 18001.

1.2	Key References

The documents listed at (a) to (c) of this paragraph 1.2, and any updates to them, form part of Contractor's HSSE system:

(a)	QA-07 HSE Risk Management (see Annex 1)

(b)	QM-07 Health, Safety and Work Environment Policy for Höegh LNG (see Annex 2)

(c)	QA-09 HSE Legal Requirements and Responsibilities (see Annex 3).

2.	COMPLIANCE WITH THE PROJECT AND SITE SPECIFIC REQUIREMENTS

2.1	Contractor shall comply with all HSSE Laws applicable to the Vessel's operations and Specification. From the Delivery Date and throughout the Term Contractor shall ensure that the Vessel complies with all Laws relating to:

(a)	atmospheric emissions;

(b)	effluent and waste water emissions;

(c)	noise levels; and

(d)	safety.

2.2	Project HSSE Management Program

(a)	Prior to the Delivery Date the Owner shall develop, and throughout the Term shall implement and maintain the HSSE Management Program, which shall include:

(i)	a safety management plan which is certified to comply with the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, including documented safe working procedures and procedures for the identification and mitigation of risks;

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(ii)	an environmental management plan; and

(iii)	an accident/incident reporting plan compliant with Flag State requirements.

(iv)	detailed procedures following site specific Risk Assessments,

(v)	Hazard identification and hazard operability reviews,

and shall meet the specific characteristics and requirements of the FSRU Site, the Environmental Permit (including but not limited in relation to seawater thermal discharge and air emissions) and the Port Concession.

(a)	The HSSE Management Program shall comply with Contractor’s corporate HSSE policies and procedures and shall be consistent with the standards applicable to its existing certifications, being those standards listed at paragraph 1.2(b) and (c) of this Schedule.

2.3	Key Personnel

Each Party shall submit to the other Party no later than ***** month before the Delivery Date the contact information of persons who can be contacted in relation to any HSSE matters. The Parties shall provide details of at least two (2) persons shall be available to be contacted on a 24 hour basis in the event of emergencies.

Annex 1

HSE RISK MANAGEMENT	Doc No.: QA-07 Page: 1 - 1 Owner: IRG Appr: SVS Date: 2014-03-21

Purpose, Scope:

In QM-07, the HSE policy is described, while this procedure describes the way the policy is implemented regarding risk management. Detailed prescriptions are available in other procedures more tailored to local needs; in the office, at construction sites and for the vessels.

Definitions:

None

Responsibilities:

The VP of HSEQ and Risk management is responsible for the HSE risk management procedure and to facilitate safe job analysis in the office.

The Head of HR is responsible for defining HSE objectives and programme (HSE Action Plan) for office.

The Head of HSEQ is responsible for defining HSEQ objectives and programme for HLFM incl. vessels.

Descriptions:

Scope of HSE risk management

HSE management shall counteract hazards, and implement risk controls for unacceptable risks, for:

a)	Routine and non-routine activities
b)	All persons having access to the workplace / office premises / yard
c)	Human factors, ergonomics and social factors, e.g. violation of stereotypes, functionally isolated acts, time pressure, exposure to danger, peer pressure, slander, labelling, etc.
d)	External hazards affecting health and occupational safety, like climate and weather conditions
e)	Work related hazards created in the vicinity of the workplace, like use of chemicals, noise, etc.
f)	Infrastructure, equipment and materials at the workplace
g)	Organizational changes, changes in work routines, adaptation to human capabilities, etc.
h)	Any changes in the operation and functioning of safety systems (blow down, purging, alarms, colour coding, etc.) as well as changes in the HSE management system itself
i)	Legal obligations, regulatory changes and changes in international standards related to HSE
j)	Be proactive, i.e. identify hazards, risks and mitigations before a critical operation is initiated
k)	Design and ergonomics of work areas, processes, installations, machinery, work organization, etc.

Identification of HSE hazards, risk assessments and controls

Identification of hazards and risk assessments should apply the approach described in Safe Job Analysis (QA-04a1 Risk Management Guide) and results recorded in risk analysis change log (FO-14). Risk mitigation shall apply the ALARP principle, and then the sequenced priority as follows: elimination, substitution, engineering controls, administrative controls and personal protective equipment. The HSE risk management shall seek to document experience and results in order to transfer learning to other parts of the organisation.

HSE Objectives and programme

HSE Action Plans are prepared for HLNG Office, HLFM and HLNG construction Sites.

References:

OHSAS 4.3.2 Legal and other Requirements

QM-07 HSE Policy

QA-09 HSE Legal requirements and responsibilities

Exhibits/Attachments:

None

HÖEGH LNG — QMS - HSE Risk Management

This is an uncontrolled paper copy of the Höegh LNG Safety and Environmental Management System. Whenever this document is revised, a printed copy of the new revision shall replace the old. It is the responsibility of the reader of this document to ensure that this paper copy is valid.

Annex 2

HEALTH, SAFETY AND WORK ENVIRONMENT POLICY FOR HÖEGH LNG	Doc No.: QM-07 Page: 1 - 1 Owner: STT Appr: SVS Date:

HEALTH, SAFETY AND WORK ENVIRONMENT POLICY FOR HÖEGH LNG

1.	Höegh LNG shall:
•	maintain a favourable physical and psychosocial working environment
•	treat all employees and in-hired personnel with respect, care and flexibility
•	facilitate creativity, learning, working capacity, health and job satisfaction
•	safeguard the work environment to prevent injuries and occupational illness adapted to the different conditions that characterize office, vessels and construction sites
•	promote a continuous improvement in fulfilling the above objectives.

2.	The achievement of HSE related goals are a line management responsibility. All employees are responsible for their own and their colleagues' health and safety to the extent they can influence HSE. The Head of HSEQ and Risk Management in Höegh LNG AS is overall responsible for the HSE Management System and The Head of HSEQ in Fleet Management is responsible for the HSE Management System in Höegh LNG Fleet Management AS (including the vessels). Both HSEQ functions report directly to the General Manager of the two companies (CEO and Fleet Manager respectively).

3.	HSE Action Plans are defined and updated at least on an annual basis and is available for all employees. The HSE Action Plan shall define measurable goals to improve the HSE performance of Höegh LNG AS. HSE activities in projects are regulated by project procedures in the NT and PE series of QMS and in dedicated e-rooms for specific projects.

4.	The work environment at Höegh LNG embraces all employees and in-hired consultants, including employees who develop a decline in their health or a reduced working capacity.

5.	Höegh LNG's employees shall act in compliance with international regulations and legal requirements in the countries we operate in, as well as the Höegh LNG's policies related to, but not limited to; HSE, Competition Rules contained in the Competition Compliance Manual, Ethical Rules, Social Performance, Anti-corruption and Insider trading rules.

6.	Höegh LNG policies are published in the QM part of the QMS. Our policies are available to external parties like clients, regulators and partners and in-hired consultants upon request.

7.	Reporting of violence of regulatory requirements and internal procedures that follows company rules for reporting shall not imply any punitive action on behalf of the reporter, as Höegh LNG strives to secure a non-punitive culture.

8.	The HSE policy, goals and achievements shall be reviewed when required and be part of the Company Management Review at the end of each year. Main HSE achievements and incidents shall be presented and discussed at the bi-weekly management meetings and a summary included in the Monthly Reports to the Board.

/s/ Sveinung Støhle

CEO, Sveinung Støhle

November 21, 2011

HÖEGH LNG — QMS - Health, Safety and work Environment Policy for Höegh LNG

This is an uncontrolled paper copy of the Höegh LNG Safety and Environmental Management System. Whenever this document is revised, a printed copy of the new revision shall replace the old. It is the responsibility of the reader of this document to ensure that this paper copy is valid.

Annex 3

HSE LEGAL REQUIREMENTS AND RESPONSIBILITIES	Doc No.: QA-09 Page: 1 - 1 Owner: CNM Appr: SVS Date: 2014-03-21

Purpose, Scope:

Provide instruction on how to identify and secure compliance with applicable legal and other requirements related to Occupational Safety and Health, including Work Environment (HSE).

Definitions:

None

Responsibilities:

The HSEQ function is responsible for maintaining and implementing this procedure. HSEQ is also responsible for identifying and evaluating compliance with applicable legal- and other requirements related to HSE.

The HR function and Corporate Legal function shall support HSEQ in the identification and compliance verification of applicable legal and other requirements related to HSE.

All employees are responsible for acting in compliance with HSE legal requirements.

Descriptions:

The HSE legal requirements are regulated by the Norwegian Work Environment Act, administered by the Norwegian Labour Inspection Authority (NLIA). NLIA is a governmental agency under the Ministry of Labour and Social Inclusion, focused on occupational safety and health. NLIA has administrative, supervisory and information responsibilities in connection with the following acts, applicable to HLNG: The Working environment Act, The Annual Holidays Act, The National Holidays Act and part of the Smoking Act.

Compliance with HSE legal requirements shall be evaluated in connection with the Annual Management Review, and when relevant changes occur according to info received through our e-mail subscriptions (see Exhibits links) as well as other information sources.

References:

OHSAS 4.3.2 Legal and other requirements and 4.5.2 Evaluation of compliance

QA-07 HSE Risk Management

The HSEQ function also subscribes to Regelhjelp.no and OSHmail for information regarding the latest changes in national legal requirements and EU developments in occupational safety and health.

Exhibits/Attachments:

http://www.arbeidstilsynet.no/hms.html

An overview of all laws and regulations for the office part of our operations can be found on:

http://www.regelhjelp.no/no/Lenker-regelverk/?bransjeid=7981&kategoriid=-1

Registration, evaluation, approval and use of chemicals (REACH):

http://www.lovdata.no/cqi-wift/Idles?doc=/sf/sf/sf-20080530-0516.html

Early information regarding future legal requirements:

http://osha.europa.eu/en

HÖEGH LNG — QMS - HSE Legal requirements and responsibilities

This is an uncontrolled paper copy of the Höegh LNG Safety and Environmental Management System. Whenever this document is revised, a printed copy of the new revision shall replace the old. It is the responsibility of the reader of this document to ensure that this paper copy is valid.

Schedule III - LNG Measurements, Specifications, Tests and Analysis

1.	LNG MEASUREMENT SYSTEM

1.1	Both the Vessel's and any Shuttle Tanker's CTMS shall comply with international LNG industry standards, guidelines, recommendations and best practice, including;

(a)	LNG Custody Transfer Handbook by GIIGNL (March 2011), 3rd edition, version 3.0.1; and

(b)	Ship to Ship Transfer Guide for Petroleum, Chemicals and Liquefied Gases by the Oil Companies International Marine Forum (January 2013);

and any updating publication to the guidelines specified in (a) and (b) above, as agreed between the Parties and in accordance with industry standard best practices.

1.2	Both the Vessel's and any Shuttle Tanker's CTMS shall be maintained in accordance with the respective manufacturers’ requirements and must hold a valid certificate of accuracy from an industry-recognised body.

1.3	The volume of LNG transferred between the Shuttle Tanker and the Vessel shall be measured by the Shuttle Tanker's CTMS.

1.4	The Vessel's CTMS will solely be used for Contractor's internal LNG inventory management and verification of the quantities of LNG loaded from the Shuttle Tanker, including identification of unaccounted for LNG pursuant to paragraph 6 of this Schedule.

1.5	Customer shall procure that Contractor has access to the Shuttle Tankers' calibration certificates.

2.	UNLOADING OF SHUTTLE TANKERS

2.1	Prior to commencement of unloading a Shuttle Tanker to the Vessel, Customer shall ensure that the Shuttle Tanker's CTMS meets the requirements set out in paragraph 1.1 of this Schedule.

2.2	In the event that the CTMS or any LNG tank of a Shuttle Tanker suffers a distortion and a Party has reasonable cause to question the validity of the measurements of the Shuttle Tanker's CTMS, Customer shall arrange for the CTMS and/or LNG tank to be recalibrated, such costs to be borne by Customer, unless such recalibration was done at Contractor’s request and did not demonstrate any inaccuracy in the LNG tank capacity tables and/or the CTMS, in which case Contractor shall bear the cost of recalibration.

2.3	Customer shall procure that Contractor and any industry-recognised third party cargo surveyor is allowed to witness all custody transfer measurements on the Shuttle Tanker.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

2.4	The Shuttle Tanker shall be responsible for cool-down of its own cargo systems and piping. Cool-down of the unloading arms/hoses will only commence when the Shuttle Tanker is connected and cooled down.

2.5	If the measurements referred to in this Schedule III become impossible to perform due to a failure of gauging devices, alternative gauging procedures shall be determined by agreement between the Parties. If the Parties cannot agree on alternative gauging procedures, the Vessel's CTMS shall be used for custody transfer measurement.

3.	LNG QUALITY SPECIFICATIONS

Contractor shall provide the range of LNG quality specifications that the Vessel can technically/operationally handle within ***** days of signing of this Agreement and this Schedule III shall be updated accordingly.

4.	SAMPLING PROCEDURES

4.1	During discharging of LNG for each Shuttle Tanker, sampled LNG shall be collected onboard the Vessel by Contractor in LNG sample containers or constant pressure/floating piston sample containers for analysis at a laboratory ashore. Customer shall arrange and pay for analysis and provide the result to the Contractor within a reasonable time.

4.2	Samples for retention shall be properly labelled, sealed and retained by Customer ashore for a period of ***** days. Replacement sample containers shall be provided by Customer.

4.3	Notwithstanding paragraph 4.2 above, if the results of the sample's analysis are in dispute, the sample will be retained by Customer until the dispute is resolved or the sample is analysed as a necessary part of the dispute resolution process.

5.	INVENTORY CONTROL ON VESSEL

5.1	The Vessel shall be Delivered with a certified radar-based CTMS and a secondary float type system to enable:

(a)	verification of LNG loaded from the Shuttle Tankers

(b)	inventory control; and

(c)	estimation of LNG remaining in pipelines on the Shuttle Tanker and Customer’s Topside Facilities.

5.2	If Customer has reasonable cause to question the accuracy of the Vessel's CTMS Customer may require recalibration, which shall be carried out without undue delay. If the Vessel's CTMS is found to be inaccurate by less than ***** millimetres (***** mm),

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Customer shall bear the costs of recalibration. If the Vessel's CTMS is found to be inaccurate by ***** millimetres (***** mm) or more, Contractor shall bear the costs of recalibration.

5.3	Contractor will allow Customer access to data of the Vessel's CTMS and the calibration certificate of the Vessel.

6.	UNACCOUNTED LNG

6.1	Unaccounted LNG shall be estimated using the Vessel's CTMS.

6.2	Contractor shall provide Customer with a daily unaccounted LNG calculation, and unaccounted LNG shall be determined on a monthly basis.

6.3	Contractor shall not be liable for any unaccounted LNG due to LNG remaining in pipelines on the Shuttle Tankers and Customer’s Topside Facilities and/or Boil-Off returned to the Shuttle Tanker.

6.4	Contractor shall be liable for Boil-Off dumped to the extent that the fuel consumption warranties and Boil-Off warranties in Schedule VII of this Agreement are not met.

Schedule IV - Gas Measurement and Quality

1.	Gas Quality Specification

The Gas measurement system shall be able to handle Gas compositions derived from the LNG specifications given in Schedule III.

2.	Gas Metering for Gas Send-out

The Gas metering for Gas send-out volumes and quality is to be onshore and is to be performed by Customer at the Onshore Metering System. In case the Onshore Metering System fails or is out of service, the Gas measurement system onboard the Vessel will be used to determine Gas send-out.

3.	Gas measurement for Inventory Control of VESSEL/Energy Balance

3.1	Gas measurements conducted in accordance with this Schedule shall be in the units set out in Annex 1 hereto.

3.2	The Vessel’s Gas measurement system is to be used for inventory control of Vessel, and for input to custody transfer for LNG loading.

3.3	The Vessel's onboard Gas measuring systems ("Vessel's Measuring Systems") shall be used to measure:

(a)	fuel gas consumption,

(b)	burned and vented Gas,

(c)	Boil-Off Gas return to the Shuttle Tanker, and

(d)	Gas send-out

for inventory control of the Vessel. Contractor shall provide Customer access to data from the Vessel's Measuring Systems.

3.4	Contractor will perform the energy balance of the Vessel and provide Customer with access to the associated data.

3.5	Contractor shall provide Customer a daily LNG storage inventory report.

3.6	Gas density and compositions will be estimated based on LNG compositions in the tanks and the Gas chromatographs output for the regasified send-out.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

3.7	The Gas metering for Gas send-out and Gas quality will be calibrated every ***** years and the Gas flow measurement for the other systems will be calibrated every ***** years with a zero flow dry calibration. Contractor will provide Customer with access to the calibration certificates upon request for the purpose of auditing the Gas measurement system.

4.	Daily Measurement of Send-out, Fuel Gas Consumed, Burned and Vented

4.1	The Gas measurement facilities which measure the Vessel’s Gas fuel installed on board the Vessel shall measure on a daily basis:

(a)	Vessel’s fuel gas consumption by dual fuel engines;

(b)	fuel gas burned at the Vessel’s Gas combustion unit;

(c)	fuel gas burned at the Vessel’s auxiliary boiler; and

(d)	Gas vented.

4.2	The measured Gas consumption in the Vessel will include Gas for power generation, in addition to Gas eventually vented or burned at the Gas combustion unit.

4.3	The Gas which it is not possible to directly measure (the "Unaccounted Gas") shall be estimated by Contractor and this estimation shall be provided to Customer on a daily basis and monthly basis.

Annex 1

DEFINED TERMS FOR UNITS OF GAS MEASUREMENT

1.	"Standard Cubic Meter" or "Sm3" means the volume of Gas that occupies one cubic meter (1 m3) at Standard Conditions, which shall be deemed to be equal to thirty five decimal three one four seven square feet (35.3147 ft3).

2.	"Flow Units" means the flow units of Gas to be one million (1,000,000) Standard Cubic Meters per hour (MM Sm3/hr).

3.	"Energy flow" means the energy flow to be BTU/day (HHV).

4.	"Kcal" means 1000 calories, which is the amount of energy required to raise the temperature of one kilogram (1kg) of water by one degree Celsius (1°C) at Standard Conditions.

5.	"Higher Heating Value" or "HHV" means the amount of energy expressed in Kcal or BTU for each Standard Cubic Meter ((Kcal/Sm3) or (BTU/Sm3)) produced by the complete combustion of dry Gas with dry air at constant pressure, where the products of the combustion cool to the Standard Conditions and the water vapour product of the combustion is condensed to its condition of fluid saturated at Standard Conditions. The references for the calculation of the HHV will be based on calculations and values of the given components in the most recent edition of the Natural Gas Producers Association Engineering Data Book, USA.

6.	"Lower Heating Value" or "LHV" means the amount of energy expressed in Kcal or BTU for each Standard Cubic Meter ((Kcal/Sm3) or (BTU/Sm3)) produced by the complete combustion of dry Gas with dry air at constant pressure, where the products of the combustion cool to the Standard Conditions. The references for the calculation of the LHV will be based on calculations and values of the given components in the most recent edition of the Natural Gas Producers Association Engineering Data Book, USA.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Schedule V - Gas Nomination and Delivery Provisions

The Parties recognise that more work needs to be carried out on the functionality of the downstream market for which the Vessel will supply Gas by regasifying LNG. The Vessel will be one of four supply sources for the Thermal Generators and the integration between these four supply sources will require further evaluation prior to a detailed nomination procedure can be completed. This detailed nomination procedure shall be developed between the Parties on a continuing basis as information becomes available. The Parties shall use reasonable endeavours to conclude the nomination procedures not later than ***** days prior to the Delivery Due Date.

Some guiding principles for the expected normal send out curve are as follows:

- The daily base load send out volumes under normal operating conditions is expected to be in the range of ***** million Standard Cubic Feet per day (***** MMscf/day) to ***** million Standard Cubic Feet per day (***** MMscf/day) (but in no manner is this range meant to be an operational restriction of the Vessel).

- There is limited line packing available but the pipeline/grid can provide buffer capacity for approximately two (2) hours.

The Parties recognise that the Vessel needs to provide a send out profile that is compatible with the requirements of the end users, for it to be considered as a viable solution for Customer.

The nomination procedures shall be based on the following principles:

1.	Monthly nominations

1.1	Customer's nomination for Gas send-out for any month shall be notified pursuant to paragraph 5 of this Schedule to the master of the Vessel no more than ***** days before the beginning of each month (the "Monthly Nomination"). The Monthly Nomination shall be for information purposes only and Contractor is not obliged to fulfil the Monthly Nomination.

1.2	Customer and Contractor shall agree the form of Monthly Nomination no later than ***** days prior to the Delivery Due Date.

2.	Weekly nominations

2.1	Customer's nomination for Gas send-out for any week shall be notified pursuant to paragraph 5 of this Schedule to the master of the Vessel by no later than midday (Colombian local time) each ***** to which such nomination applies (the "Weekly

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Nomination"). The Weekly Nomination shall be for information purposes only and Contractor is not obliged to fulfil the Weekly Nomination.

2.2	Customer and Contractor shall agree the form of Weekly Nomination no later than ***** days prior to the Delivery Due Date.

3.	Daily nominations

3.1	Customer's nomination for Gas sent out for any day (a "Relevant Day") shall be notified pursuant to paragraph 5 of this Schedule to the master of the Vessel by 15:30 (Colombian local time) on the day immediately preceding the Relevant Day (the "Preceding Day"). Such notification shall specify:

(a)	quantity of Gas nominated by Customer to be discharged on the Relevant Day (the "Nominated Discharge Quantity"); and

(b)	the required hourly profile of the Nominated Discharge Quantity.

3.2	The Nominated Discharge Quantity shall not specify the ramp down or ramp up volumes or the timing of the same.

3.3	If the quantity of Gas actually discharged on any Preceding Day differs from the Nominated Discharge Quantity for the Relevant Day, the start of the ramp up or ramp down period (as applicable) required to conform with the Nominated Discharge Quantity of the Relevant Day shall occur at the beginning of the Relevant Day.

3.4	The master of the Vessel shall, by 15:50 (Colombian local time) on the Preceding Day shall, by notice to Customer pursuant to paragraph 6 of this Schedule, confirm the Nominated Discharge Quantity provided by Customer under paragraph 3.1 or, if such Nominated Discharge Quantity cannot be achieved for any reason, the Gas discharge quantity which the master expects to achieve.

4.	modification of daily Nominations

4.1	Customer may by notice in writing to Contractor modify the Nominated Discharge Quantity by sending a revised Gas discharge profile at any time during the Relevant Day with the following information:

(a)	new send out rate accounting for time allowed for ramp-up / ramp-down; and

(b)	new send out profile accounting for time allowed for ramp-up / ramp-down,

(a "Modification Notice").

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

4.2	Customer shall use reasonable endeavours to limit modifications to the Daily Nominations.

4.3	Upon the occurrence of an event that significantly reduces Gas send-out during a Relevant Day, Contractor shall have the right to make an adjustment to the send out profile later on the same Relevant Day in order to endeavour to meet the nominated quantity of Gas for such Relevant Day.

5.	Ramp Up / Ramp Down times

The ramp-up / ramp-down times shall be:

5.1	***** hours after the end of the hour following the receipt of the relevant nomination in case a change, up or down (from the ongoing discharge rate) of zero to one hundred million Standard Cubic Feet per day (0-100 MMscf/day) on an hourly basis is required and the ongoing discharge rate is below one hundred and fifty million Standard Cubic Feet per day (150 MMscf/day), with the ramp-up/ramp down period commencing approximately ***** after the end of the hour following the receipt of such nomination;

5.2	***** hours after the end of the hour following the receipt of the relevant nomination in case a change of zero to two hundred million Standard Cubic Feet per day (0-200 MMscf/day), up or down (from the ongoing discharge rate) on an hourly basis is required and the ongoing discharge is strictly above one hundred and fifty million Standard Cubic Feet per day (150 MMscf/day), with the ramp-up/ramp down period commencing approximately ***** after the end of the hour following the receipt of such nomination; and

5.3	***** hours after the end of the hour following the receipt of the relevant nomination in case a change, up or down (from the ongoing discharge rate) of zero to four hundred million Standard Cubic Feet per day (0-400 MMscf/day) on an hourly basis is required, with the ramp-up/ramp down period commencing approximately ***** after the end of the hour following the receipt of such nomination.

6.	Notices

6.1	Notwithstanding Clause 31 of this Agreement, all notices given pursuant to this Schedule V shall be made by email. The master of the Vessel shall confirm receipt of all notices. In the absence of confirmation, Customer shall call the Vessel to confirm whether the notification has been received. Any notice sent by Customer to the master of the Vessel shall simultaneously be sent in copy to Contractor. Any notice sent by the Vessel's master to Customer shall simultaneously be sent in copy to Contractor.

6.2	Contractor shall give Customer notice of the name, telephone number and email address of the master of the Vessel necessary to make all notifications under this Schedule.

6.3	Customer may develop alternative electronic methods for notification of the Monthly Nominations, Weekly Nominations and Daily Nominations to Contractor and the master of the Vessel, subject to approval by Contractor (not to be unreasonably withheld).

Schedule VI – Fuel and Heel Requirements

1.	Minimum Fuel Requirements

1.1	Fuel provided for all bunkers on board the Vessel shall have the following specifications:

Fuel Type	Standard
marine diesel oil	ISO 8217:2010:DMA
gas oil	ISO 8217:2010:DMB

1.2	The quantities of fuel oil to be maintained on the Vessel shall be maintained at the following minimum levels:

Fuel Type	Quantity (MT)
marine diesel oil	500
gas oil	200

1.3	Both Contractor and Customer may from time to time request from each other the provision of bunker survey data to verify the quality of the bunkers on board.

2.	Minimum Heel Requirements

2.1	Customer shall at all times plan and schedule for the amount of LNG Heel on board the Vessel to be equal to or greater than the Minimum Heel Inventory.

2.2	If the LNG Heel on board the Vessel is below the Minimum Heel Inventory, the warranties provided by Contractor in Schedule VII shall not apply in respect of:

(a)	LNG Transfer Rate;

(b)	Boil-Off Rate; and

(c)	Regasification Flow Rate.

However Contractor shall use reasonable endeavours to continue to provide the FSRU Services.

Schedule VII - Performance Warranties

1.	INTERPRETATION

In this Schedule:

"FCL Period"	means, for each Performance Period, the time during that Performance Period when the Vessel is not in Storage Condition or subject to an Event of Force Majeure, an ILA Excusable Event or a Service Excusable Event.

"Guaranteed Availability"	means ninety eight decimal six per cent (98.6%) availability, or three hundred and sixty (360) days per annum.

"Guaranteed Regasification Flow Rate"	means four hundred million Standard Cubic Feet per day (400 MMscf/day) (±5%), at a minimum temperature of seven decimal two degrees Celsius (7.2°C) and an operational pressure of sixty to eighty five (60-85) barg measured at the Point of Interconnection.

"Maximum Fuel Consumption Rate"	means the applicable rate of fuel gas consumption for regasification of LNG derived from the tables set out at paragraphs 2.5(a) or 2.5(b) of this Schedule.

"Performance Period"	means each month of each Contract Year.

"Performance Period Actual Fuel Consumption"	means, for each Performance Period, the fuel gas consumed by the Vessel for regasification of LNG during the FCL Period while regasification send-out is taking place.

"Performance Period Guaranteed Fuel Consumption"	means, for each Performance Period, the amount of fuel gas (expressed in MT/day), which would over the FCL Period falling in that Performance Period have been used for regasification of LNG had fuel gas consumption for regasification of LNG been exactly at the Maximum Fuel Consumption Rate.

"Ramp Up and Ramp Down Times"	means the timeframes the Vessel requires for adjusting to a new send-out flow.

"Regasification Flow Rate"	means the rate at which the Vessel delivers regasified LNG into the Jetty's pipeline.

"Shuttle Tanker Loading Reference Conditions"

means the following conditions:

(i)         LNG is loaded at a pressure of not less than four decimal four (4.4) barg at the Loading Point;

(ii)       the Shuttle Tanker is, in accordance with good industry practices, compatible with the Vessel and capable of connecting at least five (5) hoses of ten (10) inches diameter;

(iii)      the Shuttle Tanker cargo tanks are fully cooled down and ready to discharge LNG;

(iv)      the Shuttle Tanker is discharging LNG at a homogeneous temperature corresponding to a saturation pressure of not more than seventy milibar(g); and

(v)       the Shuttle Tankers have a maximum tank pressure of seventy milibar(g) prior to unloading and a maximum tank pressure of zero decimal two (0.2) barg after unloading.

"Storage Condition"	means any period during which there is no Gas send-out, no LNG transfer or cargo tank cool down ongoing, no LNG pump running in any cargo tank and the Vessel has an LNG inventory above the Minimum Heel Inventory.

2.	GUARANTEED PERFORMANCE WARRANTIES

The guaranteed performance of the Vessel shall be as follows:

2.1	Vessel Availability and Reliability

Contractor shall maintain a minimum availability of the Vessel at the Guaranteed Availability.

2.2	Cargo containment system and Boil-Off Rate

The maximum Boil-Off for the Vessel in Storage Condition shall be zero decimal one five per cent (0.15%) of the Maximum Cargo Capacity per day.

2.3	LNG loading

The Vessel is capable of receiving LNG at the rate of nine thousand cubic metres per hour (9,000 m3/h) at the Shuttle Tanker Loading Reference Conditions (excluding Ramp Up and Ramp Down and emergency shut-down testing and line cool-down), with the following operating assumptions:

(a)	a minimum Regasification Flow Rate of one hundred and fifty million Standard Cubic Feet per day (150 MMscf/day) is needed for handling all excess Boil-Off;

(b)	Boil-Off Gas is used as fuel for the Shuttle Tankers during loading operation; and

(c)	Shuttle Tankers have a cargo capacity of one hundred and fifty thousand cubic metres (150,000 m3), a Boil-Off Rate of zero decimal one five per cent (0.15%) and use a steam turbine running on Gas.

2.4	Regasification Flow Rate

Where the regasification trains are in a cold and ready to use condition:

(a)	the Vessel is capable of regasifying LNG and discharging regasified LNG at the Guaranteed Regasification Flow Rate,

(b)	the Vessel shall discharge regasified LNG at a rate up to the Guaranteed Regasification Flow Rate, as nominated by Customer under the terms of this Agreement (provided the Jetty's pipeline is capable of receiving regasified LNG at that rate);

(c)	the Vessel shall discharge the Nominated Daily Quantity of Gas,

(d)	the Vessel is able to vary (and shall when required in accordance with the terms of this Agreement to so vary) the Regasification Flow Rate in accordance with the nominations provided pursuant to Schedule VI, the reaction times between various nominated flow rates always being within the indicative Ramp Up and Ramp Down times.

Where due to Customer's instructions one or more regasification train(s) is not in a cold and ready to use condition, the time required for cooling down each regasification train is ten (10) hours.

2.5	Gas Consumption as Fuel

The Vessel’s fuel consumption when made fast at the mooring and regasifying LNG according to the Nominated Discharge Quantity shall not exceed the following parameters:

(a)	If the MSO Optional Change is exercised:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Open Loop		Fuel Gas Consumption (MT/h)
Send-out (MMscf/day)	Loading Rate (m3/h)	With LNG Loading	Without LNG Loading
0	3000	*****	*****
50	3000	*****	*****
100	5000	*****	*****
150	9000	*****	*****
200	9000	*****	*****
280	9000	*****	*****
300	9000	*****	*****
350	9000	*****	*****
400	9000	*****	*****

provided the following assumptions are met:

(i)	assumptions in Annex 1;

(ii)	fuel values assume an MSO Compressor with a four decimal five (4.5) MT/h Boil-Off Rate Gas capacity; and

(iii)	the MSO Compressor operating envelope is:

(A) capacity of four decimal five (4.5) MT/h (about five million Standard Cubic Feet per day (5 MMscf/day)) when in Storage Condition. The MSO Compressor can operate at fifty per cent (50%) or at one hundred per cent (100%);

(B) for Boil-Off handling at a regasification flow rate of fifty million to one hundred million Standard Cubic Feet per day (50-100 MMscf/day);

(C) for Boil-Off handling during Ship to Ship Transfer.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(b)	If the MSO Optional Change is not exercised:

Open Loop		With LNG Loading		Without LNG Loading
Send-out (MMscf/day)	Loading Rate (m3/h)	Fuel Gas Consumption (MT/h)	Excess Boil-Off Gas (MT/h)	Fuel Gas Consumption (MT/h)	Excess Boil-Off Gas (MT/h)
0	3000	*****	4.71	*****	4.33
50	3000	*****	2.04	*****	1.61
100	5000	*****	0.56	*****	0.00
150	9000	*****	0.00	*****	0.00
200	9000	*****	0.00	*****	0.00
280	9000	*****	0.00	*****	0.00
300	9000	*****	0.00	*****	0.00
350	9000	*****	0.00	*****	0.00
400	9000	*****	0.00	*****	0.00

provided the assumptions in Annex 1 are met.

Annex 1

Assumptions:

(a)	An LNG delivery pressure of between sixty (60) and eighty five (85) barg;

(b)	The fuel consumption figures exclude daily pilot fuel consumption.

(c)	The Shuttle Tankers have a maximum tank pressure of seventy milibar(g) prior to unloading and maximum tank pressure zero decimal two (0.2) barg after loading;

(d)	Boil-Off Gas is used as fuel for the Shuttle Tankers during unloading of LNG;

(e)	A send out rate of one hundred and fifty million Standard Cubic Feet per day (150 MMscf/day) is needed to handle all excess Boil-Off at loading condition and to obtain the maximum loading rate of nine thousand cubic metres per hour (9,000 m3/h)

(f)	Boil-Off Gas consumed as fuel gas in MT/day with HHV: 54454 kJ/kg, density 445 kg/m3. This is Based on Wärtsilä's 5% tolerance according to ISO 3046/1;

(g)	Shuttle Tankers have a cargo capacity of one hundred and fifty thousand cubic metres (150,000 m3) capacity, a Boil-Off Rate of zero decimal one five per cent (0.15%) and use a steam turbine running on Gas;

(h)	Where the regasification flow rate differs from the points specified in the tables in paragraph 2.5 of this Schedule, fuel gas consumption shall be interpolated on linear basis from a minimum regasification flow rate of fifty million Standard Cubic Feet per day (50 MMscfd). A ten per cent (10%) margin on interpolation result is allowed to account for changes in generator efficiency at different loads; and

(i)	A ten per cent (10%) margin on above listed fuel gas consumption is allowed.

Schedule VIII - Novation Deed

DEED OF NOVATION

in respect of a [International Leasing Agreement][or][OSA]

for an LNG floating storage and regasification vessel

[]

(AS Transferor)

AND

[]

(AS CONTINUING PARTY)

AND

[]

(AS Transferee)

This deed of novation (the "Deed") is entered into as a deed on the [] day of [], 201[4] BY AND BETWEEN:

1.	[], a company organised and existing under the laws of [], having its registered office at [] (the "Transferor"); and

2.	[], a company organised and existing under the laws of [], having its registered office at [] (the "Continuing Party"); and

3.	[], a company organised and existing under the laws of [], having its registered address at [], (the "Transferee").

(individually, a "Party, and collectively, the "Parties").

WHEREAS:

(A)	[] and [] are parties to an international leasing agreement dated [] (the "ILA") for the lease of an LNG floating storage and regasification vessel (the "Vessel"), pursuant to which [] has agreed to let the Vessel to [].

(B)	[] and [] are parties to an operation and services agreement dated [] (the "OSA"), pursuant to which [] has agreed to perform operation and maintenance services in relation to the Vessel.

(C)	[The Transferor will or will procure the transfer of ownership of the Vessel under the ILA to the Transferee on or about the date of this Deed.][Only where Transferor is the owner of the Vessel and for a novation of the ILA.]

(D)	The Transferor wishes to be released from all its obligations and liabilities and to transfer all its rights under the [ILA][or][OSA] to the Transferee, and the Continuing Party agrees to such release. The Transferee wishes to assume such obligations and liabilities.

(E)	The Parties have agreed to the novation of the [ILA][or][OSA] and to the substitution of the Transferee as a party to the [ILA][or][OSA] in the place of the Transferor, on the terms and subject to the conditions contained in this Deed.

In consideration of the mutual undertakings given by the Parties' and set forth herein, IT IS HEREBY AGREED:

1.	Definitions

Capitalised terms used in this Deed shall have the same meaning ascribed to them in the [ILA][or][OSA].

2.	Novation

With effect from the date of this Deed (such date to be the "Novation Date"):

2.1	the Continuing Party hereby releases and discharges the Transferor (including, without limitation, in respect of any breach of the [ILA][or][OSA] by the Transferor antecedent to the Novation Date) from all of the Transferor's obligations and liabilities under or in connection with the [ILA][or][OSA], and from all claims and demands whatsoever arising under the [ILA][or][OSA] on or after the Novation Date, and the Transferor hereby ceases to be a party to the [ILA][or][OSA];

2.2	the Transferor hereby assigns all of its rights under or in connection with the [ILA][ or][OSA] to the Transferee (including, without limitation, in respect of any breach of the [ILA][ or][OSA] by the Continuing Party antecedent to the Novation Date), and releases and discharges the Continuing Party from all of its obligations and liabilities to the Transferor under or in connection with the [ILA][or][OSA];

2.3	the Transferee hereby agrees to assume and perform all of the obligations and liabilities from which the Transferor is released and discharged pursuant to Clause 2.1 of this Deed (including, without limitation, in respect of any breach of the [ILA][or][OSA] by the Transferor antecedent to the Novation Date) and to be bound by its terms in all respects as if the Transferee had been named as a party thereto in place of the Transferor; and

2.4	the Continuing Party hereby agrees with the Transferee to perform and assume the Continuing Party's obligations and liabilities under or in connection with the [ILA][ or][OSA] and to be bound by its terms in every way as if the Transferee had been named as a party to thereto in place of the Transferor (including, without limitation, in respect of any breach of the [ILA][ or][OSA] by the Continuing Party prior to the Novation Date..

3.	Representations and warranties

Each of the Parties represents and warrants to each other that:

3.1	it is a legal entity duly organised and validly existing under the Laws of the jurisdiction of its formation and that has the corporate power and authority to enter into and to perform its obligations under this Deed and (in relation to the Continuing Party and the Transferee only) under the [ILA][or][OSA];

3.2	its execution, delivery, and performance of this Deed have been authorised by all corporate action on its part, and do not and will not:

(a)	contravene any Law of any Governmental Authority having jurisdiction over the Parties;

(b)	violate its constitutional documents; or

(c)	conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which any of the Parties are a party or their property is bound; and

3.3	this Deed and, in relation to the Continuing Party and the Transferee only, the [ILA][or][OSA], is each its legal and binding obligation enforceable in accordance with its respective terms, except to the extent enforceability is modified by bankruptcy, reorganisation and other similar Laws affecting the rights of creditors generally and by general principles of equity.

4.	Miscellaneous

4.1	If any term or provision in this Deed is or becomes illegal, invalid or unenforceable in whole or in part, under any Law or any jurisdiction, then such term or provision or part shall to that extent be deemed not to form part of this Deed and the enforceability of the remaining provisions of this Deed shall not be affected or impaired in any way.

4.2	This Deed may be entered into in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

4.3	Confidentiality

(a)	[Clause 32 (Confidentiality) of the ILA][or][Clause 34 (Confidentiality) of the OSA] shall form part of this Deed and shall be treated as if set out in full herein.

(b)	The existence and terms of this Deed shall be treated as Confidential Information for the purposes of the [ILA][or][OSA] .

[5.	Guarantee [Where Transferor is the Owner/Contractor under the ILA/OSA]

5.1	The terms of this Deed are conditional upon the Transferee having procured on or before the execution of this Deed the delivery to the Continuing Party of a guarantee substantially in the form set out in Schedule 6 of the ILA issued by an entity which meets credit requirement s which are substantially equivalent to the HPG Credit Tests.

5.2	Promptly following execution of this Deed the Transferee shall provide to the Continuing Party a legal opinion in form and substance satisfactory to the Continuing Party relating to the enforceability of the guarantee referred to in Clause 5.1, the power and authority of the guarantor to enter into and perform the guarantee, and due execution by the guarantor of the guarantee.]

[or]

[5.	Performance Security [Where Transferor is the Lessee/Customer under the ILA/OSA]

5.1	The terms of this Deed are conditional upon the Transferee having procured on or before the execution of this Deed the delivery to the Continuing Party of performance security substantially equivalent to the Lessee Performance Security equal to the Lessee Performance Security Value.]

6.	Notices

For the purposes of the [ILA][or][OSA], the Transferee's address for notices shall be as follows:

Address: []

Fax No.: []

 For the attention of: []

7.	Governing Law

7.1	This Deed, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to it or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with English law.

7.2	Any dispute arising under or in connection with this Deed, including the validity or enforceability hereof, shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and the terms of the London Court of International Arbitration (LCIA) current at the date of commencement of arbitration proceedings.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date first above written.

Signed as a deed by …………………………	)
for and on behalf of:	)
)
in the presence of a witness:	)
Name of witness:
Address of witness:

Signed as a deed by …………………………	)
for and on behalf of:	)
)
in the presence of a witness:	)
Name of witness:
Address of witness:

Signed as a deed by …………………………	)
for and on behalf of:	)
)
in the presence of a witness:	)
Name of witness:
Address of witness:

Schedule IX - Template "Noon Report"

[INSERT DATE AND TIME]

2. CARGO TANK INVENTORY DATA

	LIQ LEVEL ( M )	VOL ( M3 )	VAP TEMP	LIQ TEMP	VAP PRESS
1# Tank
2# Tank
3# Tank
4# Tank
TOTAL		0.00

3. DAILY NG CONSUMPTION ( T )

	CONS ( T )	REMARKS

NG To DFD Engine 1
NG To DFD Engine 2
NG To DFD Engine 3
NG To Boiler
NG To GCU
TOTAL	0.00

4. DAILY ENERGY PRODUCTION

	KWh	REMARKS
Gen 1
Gen 2
Gen 3
TOTAL	0.00

5. MDO FUEL CONSUMPTION ( T )

	CONS	RCVD	ROB ( T )
LSMDO
Gen 1
Gen 2
Gen 3
Boiler
TOTAL	0.00		0.00

6. LAST 24 H ACCUMULATED

Gross Flow Rate	0.00	MMcfD
Net Flow Rate	0.00	MMscfD
Energy Flow (daily total)	0.00	GJ
Mass Flow (daily total)	0.00	Tonnes
Volume (daily total)	0.00	MMscf
Average Pressure	0.00	Mpa
Average Temperature	0.00	degC

7. CURRENT MONTH ACCUMULATED

Gross Flow Total	0.00	MMcf
Energy Flow Total	0.00	GJ
Mass Flow Total	0.00	Tonnes
Volume total	0.00	MMScf
Average Pressure	0.00	Mpa
Average Temperature	0.00	degC

8. LAST MONTH ACCUMULATED

Gross Flow Total	MMcf
Energy Flow	GJ

Mass Flow	Tonnes
Volume Total	MMScf
Average Pressure	Mpa
Average Temperature	degC

9. SEND OUT NG LIVE

Std Flow Rate Gas	0.00	mmscfd
Flow Rate LNG	0.00	m3/h
Massflow Rate	0.00	Tonnes/h
Energy Flow Rate	0.00	GJ/h
Send Out Temperature	0.00	Deg C
Send Out Pressure	0.00	MPa

10. GC DAILY REPORT

ICV	0.00	MJ/Nm3
Propane	0.00	Mole %
i-Butane	0.00	Mole %
n-Butane	0.00	Mole %
i-Pentane	0.00	Mole %
n-Pentane	0.00	Mole %
Nitrogen	0.00	Mole %
Methane	0.00	Mole %
Ethane	0.00	Mole %
Hexane	0.00	Mole %
Co2	0.00	Mole %
Density	xxxx

11. FRESH WATER (MT)

	PROD	CONS	ROB	REMARKS
FW(Port) Tank
FW(STBD) Tank

EXECUTION VERSION

Dated 24 September 2015

SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

(as Customer)

and

HÖEGH LNG HOLDINGS LTD

(as Contractor)

AMENDMENT NO. 1 to the

FSRU OPERATION AND SERVICES AGREEMENT

Dated 1st November 2014

in respect of an LNG floating storage and regasification vessel under construction at the Builder's yard with Builder's hull No. 2551

THIS AMENDMENT NO. 1 (this "Amendment") to the FSRU Operation and Services Agreement dated 1 November 2014 (the "Agreement") is made on this 24th day of September by and between:

(1)	SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P, a company organised and existing under the laws of Colombia having its registered office at Cra. 2 No. 11-41 Edificio Torre Empresarial Grupo Area, Oficina 1106, Cartagena, Colombia (hereinafter referred to as "Customer"); and

(2)	HÖEGH LNG HOLDINGS LTD, a company incorporated and existing under the laws of Bermuda having its registered office at Canon's Court 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter referred to as "Contractor"); and

RECITALS

WHEREAS:-

(A)	The Parties entered into the FSRU Operation and Services Agreement on 1st November 2014.

(B)	The Parties have agreed to make certain amendments to the Agreement as set forth below in accordance with Clause 37 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby confirmed, the PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Amendment, including the preamble hereto, unless otherwise defined herein, a term or expression defined in the International Leasing Agreement shall have the same meaning when used herein.

1.2	The Parties agree that the rules regarding headings and interpretation set forth in Clause 1.2 – Headings and Interpretation of the Agreement shall apply to this Amendment as if set forth herein.

2.	AMENDMENTS TO THE AGREEMENT

By execution of this Amendment, the Parties hereby agree to amend the terms of the Agreement as follows:

2.1	Clause 9.7(d) is hereby deleted in its entirety and replaced with the following wording:

"(d)	Customer shall bear or (as required) compensate Contractor for all other Colombian Taxes, including those Colombian Taxes borne by the members of the Höegh LNG Group in connection with the provision of FSRU Services under this Agreement, provided that Customer’s overall tax liability under Clause 9.7(a) above shall under no circumstance exceed the amounts withheld and grossed up in accordance with Clause 9.7(a) above."

2.2	Clause 31.1 is hereby amended by replacing the contact information for notices to Customer with the following:

“Notice to Customer:

José Luis Montes Gómez

SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

Cra. 2 No. 11-41

Edificio Torre Empresarial Grupo Area Oficina 1106

Cartegena

Colombia

Tel: +57 5 371 3217

Email: Jose.Montes@speclng.com”

MISCELLANEOUS

3.1	As from the date of execution by both parties hereto of this Amendment, the terms of the Agreement shall be deemed to have been amended in accordance with this Amendment. In case of inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall take precedence.

3.2	Except as provided in Clauses 2 and 3.1 above, the terms and conditions of the Agreement shall remain unchanged and continue in full force and effect in accordance with the terms thereof. Whenever the Agreement is referred to in the Agreement or any other instrument or document executed in connection therewith, it shall be deemed to mean the Agreement as hereby amended.

3.3	The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party to the Agreement, or constitute a waiver of any provision of the Agreement, or give rise to or be deemed to give rise to a course of dealing or course of conduct.

3.4	Without limiting the foregoing, the terms of Clause 30 – Construction, Clause 32 – Governing Law and Dispute Resolution, Clause 34 – Confidentiality, Clause 38 – Counterparts and Clause 39 – Rights of Third Parties; of the Agreement shall apply mutatis mutandi to this Amendment as if reproduced herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed on the date first above written.

CUSTOMER

By: /s/ Jose Luis Montes Gomez

Name: Jose Luis Montes Gomez

Title: CEO

Signed for and on behalf of SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P

CONTRACTOR

Signed by: /s/ Kristoffer Evju

Name: Kristoffer Evju

Title: Attorney in Fact

For and on behalf of HÖEGH LNG HOLDINGS LTD

EXECUTION VERSION

DEED OF NOVATION

in respect of the FSRU Operation and Services Agreement

for the LNG floating storage and regasification vessel “Höegh Grace” (IMO no. 9674907) (the “Vessel”)

HÖEGH LNG HOLDINgS LTD.

(AS Transferor)

AND

SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P. (AS CONTINUING PARTY)

AND

Höegh LNG COlombia S.A.S.

(AS Transferee)

This deed of novation (the "Deed") is entered into as a deed on the 18th day of October, 2016 BY AND BETWEEN:

1.	HÖEGH LNG HOLDINGS LTD., a company organised and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (the "Transferor"); and

2.	SOCIEDAD PORTUARIA EL CAYAO S.A. E.S.P, a company organised and existing under the laws of Colombia, having its registered office at Cra. 2 No. 11-41 Edificio Torre Empresarial Grupo Area, Oficina 1106, Cartagena, Colombia (the "Continuing Party"); and

3.	HÖEGH LNG COLOMBIA S.A.S, a company organised and existing under the laws of Colombia, having its registered address at Av Calle 82 # 10 - 62 Piso 5, Bogotá D.C., Colombia, (the "Transferee").

(individually, a "Party, and collectively, the "Parties").

WHEREAS:

(A)	Höegh LNG FSRU IV Ltd. (as Owner)and the Continuing Party (as Lessee) are parties to an international leasing agreement dated 1 November 2014 as amended pursuant to Amendment No. 1 dated 24 September 2015 (the "ILA") for the lease of an LNG floating storage and regasification vessel (the "Vessel"), pursuant to which the Owner has agreed to let the Vessel to the Continuing Party.

(B)	The Transferor and the Continuing Party are parties to an operation and services agreement dated 1 November 2014 as amended pursuant to Amendment No. 1 dated 24 September 2015 (the "OSA"), pursuant to which the Transferor has agreed to perform operation and maintenance services in relation to the Vessel.

(C)	The Transferor wishes to be released from all its obligations and liabilities and to transfer all its rights under the OSA to the Transferee, and the Continuing Party agrees to such release. The Transferee wishes to assume such obligations and liabilities.

(D)	The Parties have agreed to the novation of the OSA and to the substitution of the Transferee as a party to the OSA in the place of the Transferor, on the terms and subject to the conditions contained in this Deed.

In consideration of the mutual undertakings given by the Parties' and set forth herein, IT IS HEREBY AGREED:

1.	Definitions

Capitalised terms used in this Deed shall have the same meaning ascribed to them in the OSA.

2.	Novation

With effect from the date of this Deed (such date to be the "Novation Date"):

2.1	the Continuing Party hereby releases and discharges the Transferor (including, without limitation, in respect of any breach of the OSA by the Transferor antecedent to the Novation Date) from all of the Transferor's obligations and liabilities under or in connection with the OSA, and from all claims and demands whatsoever arising under the OSA on or after the Novation Date, and the Transferor hereby ceases to be a party to the OSA;

2.2	the Transferor hereby assigns all of its rights under or in connection with the OSA to the Transferee (including, without limitation, in respect of any breach of the OSA by the Continuing Party antecedent to the Novation Date), and releases and discharges the Continuing Party from all of its obligations and liabilities to the Transferor under or in connection with the OSA;

2.3	the Transferee hereby agrees to assume and perform all of the obligations and liabilities from which the Transferor is released and discharged pursuant to Clause 2.1 of this Deed (including, without limitation, in respect of any breach of the OSA by the Transferor antecedent to the Novation Date) and to be bound by its terms in all respects as if the Transferee had been named as a party thereto in place of the Transferor; and

2.4	the Continuing Party hereby agrees with the Transferee to perform and assume the Continuing Party's obligations and liabilities under and in connection with the OSA and to be bound by its terms in every way as if the Transferee had been named as a party thereto in place of the Transferor (including, without limitation, in respect of any breach of the OSA by the Continuing Party prior to the Novation Date).

3.	Representations and warranties

Each of the Parties represents and warrants to each other that:

3.1	it is a legal entity duly organised and validly existing under the Laws of the jurisdiction of its formation and it has the corporate power and authority to enter into and to perform its obligations under this Deed and (in relation to the Continuing Party and the Transferee only) under the OSA;

3.2	its execution, delivery, and performance of this Deed have been authorised by all corporate action on its part, and do not and will not:

(a)	contravene any Law of any Governmental Authority having jurisdiction over the Parties;

(b)	violate its constitutional documents; or

(c)	conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which any of the Parties are a party or their property is bound; and

3.3	this Deed and, in relation to the Continuing Party and the Transferee only, the OSA, is each its legal and binding obligation enforceable in accordance with its respective terms, except to the extent enforceability is modified by bankruptcy, reorganisation and other similar Laws affecting the rights of creditors generally and by general principles of equity.

4.	Miscellaneous

4.1	If any term or provision in this Deed is or becomes illegal, invalid or unenforceable in whole or in part, under any Law or any jurisdiction, then such term or provision or part shall to that extent be deemed not to form part of this Deed and the enforceability of the remaining provisions of this Deed shall not be affected or impaired in any way.

4.2	This Deed may be entered into in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

4.3	Confidentiality

(a)	Clause 34 (Confidentiality) of the OSA shall form part of this Deed and shall be treated as if set out in full herein.

(b)	The existence and terms of this Deed shall be treated as Confidential Information for the purposes of the OSA.

5.	Guarantee

5.1	The terms of this Deed are conditional upon the Transferee having procured on or before the execution of this Deed the delivery to the Continuing Party of a guarantee substantially in the form set out in Schedule 6 of the ILA issued by an entity which meets credit requirements which are substantially equivalent to the HPG Credit Tests.

5.2	Promptly following execution of this Deed the Transferee shall provide to the Continuing Party a legal opinion in form and substance satisfactory to the Continuing Party relating to the enforceability of the guarantee referred to in Clause 5.1, the power and authority of the guarantor to enter into and perform the guarantee, and due execution by the guarantor of the guarantee.

6.	Notices

For the purposes of the OSA, the Transferee's address for notices shall be as follows:

Address: Av Calle 82 # 10 - 62 Piso 5, Bogotá D.C., Colombia

For the attention of: Eduardo Polo R., General Manager Höegh LNG Colombia S.A.S.

Email: hoegh.colombia@hoeghlng.com

7.	Governing Law

7.1	This Deed, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to it or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with English law.

7.2	Any dispute arising under or in connection with this Deed, including the validity or enforceability hereof, shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and the terms of the London Court of International Arbitration (LCIA) current at the date of commencement of arbitration proceedings.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date first above written.

Signed as a deed by …………………………	)	/s/ Jose Luis Montes Gomez

for and on behalf of: Sociedad Portuaria El	)	Jose Luis Montes Gomez

Cayao S.A. E.S.P.	)	Chief Executive Officer

in the presence of a witness:	)	/s/ Laura Tarchópolos Arango

Name of witness:		Laura Tarchópolos Arango

Address of witness:		Cra 2 #11-41 oficina 1106

Cartagena, Colombia

Signed as a deed by …………………………	)	/s/ Eduardo Polo Ruess

for and on behalf of: Höegh LNG Colombia	)	Eduardo Polo Ruess

S.A.S.	)	Legal Representative

in the presence of a witness:	)	/s/ Ørjan Homme

Name of witness:		Ørjan Homme

Address of witness:		Drammensvn. 134

0277 Oslo, Norway

Signed as a deed by …………………………	)	/s/ Cathinka Kahrs Rognsvag

for and on behalf of: Höegh LNG Holdings	)	Cathinka Kahrs Rognsvag

Ltd.	)	Attorney-in-fact

in the presence of a witness:	)	/s/ Ørjan Homme

Name of witness:		Ørjan Homme

Address of witness:		Drammensvn. 134

0277 Oslo, Norway

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